UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ARCH CAPITAL GROUP LTD.
(Name of Registrant as Specified In Its Charter)
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Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08
P.O. Box HM 339
Hamilton HM BX, Bermuda

Tel: 441-278-9250
Fax: 441-278-9255

March 24, 2017

Dear Shareholder:
I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on May 4, 2017, at 8:45 a.m. (local time), at the company’s offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.
We are pleased to take advantage of the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the internet. On or about March 24, 2017, we expect to mail a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of March 8, 2017. This Notice will contain instructions on how to access our proxy statement and 2016 Annual Report to Shareholders and how to vote on the internet.
The Notice of Internet Availability of Proxy Materials will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. The proxy materials sent to you will include a proxy card that will provide you with instructions to cast your vote on the internet, a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.
Your vote is very important. Whether or not you plan to attend the meeting, we urge you to submit your proxy over the internet or by toll-free telephone number, as described in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Sincerely,

Constantine Iordanou
Chairman of the Board and Chief Executive Officer

ARCH CAPITAL GROUP LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. (the “Company”) will be held on May 4, 2017, at 8:45 a.m. (local time), at the Company’s offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, for the following purposes:

•	PROPOSAL 1: To elect four Class I Directors to serve for a term of three years or until their respective successors are elected and qualified.

•	PROPOSAL 2: To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws.

•	PROPOSAL 3: To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.

•	PROPOSAL 4: Advisory vote to approve named executive officer compensation.

•	PROPOSAL 5: Advisory vote on the frequency of holding future advisory votes on executive officer compensation.

•	PROPOSAL 6: To conduct other business if properly raised.
Only shareholders of record as of the close of business on March 8, 2017 may vote at the meeting.
Our audited financial statements for the year ended December 31, 2016, as approved by our Board of Directors, will be presented at this annual general meeting.
Your vote is very important. Whether or not you plan to attend the annual general meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to submit your proxy, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled “The Annual General Meeting” of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.
This proxy statement and accompanying form of proxy are dated March 24, 2017 and, together with our 2016 Annual Report to Shareholders, are first being made available to shareholders on or about March 24, 2017.

Susie Tindall Secretary
Hamilton, Bermuda
March 24, 2017

THE ANNUAL GENERAL MEETING
We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.
Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on May 4, 2017: this proxy statement and 2016 Annual Report to Shareholders are available at: www.proxyvote.com.
We are furnishing proxy materials to our shareholders primarily via the internet. On or about March 24, 2017, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2016 Annual Report to Shareholders. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the internet or by telephone.
Internet distribution of our proxy materials is intended to expedite receipt by shareholders, reduce the cost of the annual meeting, and conserve natural resources. However, if you would like to receive printed proxy materials, please follow the instructions on the Notice of Internet Availability.
Time and Place
The annual general meeting of Arch Capital Group Ltd. (“ACGL,” “we,” or the “Company”) will be held at 8:45 a.m. (local time) on May 4, 2017 at the Company’s offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
Record Date; Voting at the Annual General Meeting
Our Board of Directors has fixed the close of business on March 8, 2017 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 123,006,447 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 991 holders of record and approximately 34,805 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by proxy submitted by mail, telephone or internet, on each proposal put forth at the annual general meeting. Only holders of the Company’s common shares may vote at the annual general meeting. The Company’s outstanding preferred shares have no voting rights (except in very limited circumstances which do not currently apply).
Limitation on Voting Under Our Bye-Laws
Under our bye-laws, if the votes conferred by shares of the Company, directly or indirectly or constructively owned (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)), by any U.S. person (as defined in Section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced, subject to certain exceptions, by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board of Directors may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors.
In order to implement our bye-laws, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval
The presence of two or more persons representing, in person or by proxy, including proxies properly submitted by mail, telephone or internet, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except for Proposal 1 as described below and Proposals 4 and 5 which are advisory and do not have a required vote.
With respect to Proposal 1, in any uncontested election of directors, the affirmative vote of a majority of the votes cast will be required to elect each director. In the event of a director election in which the number of director nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast for such directors. Our Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who fails to receive a majority of the votes cast in such election will be obligated to tender his or her resignation to the Board of Directors. The Nominating Committee or other committee designated by our Board will consider any such resignation and make a recommendation to the Board whether to accept or reject the resignation. The Board would then be required to accept or reject the resignation within 90 days following certification of the election results, taking into account all relevant facts and circumstances, and would publicly disclose its reasons if the resignation is not accepted.
An automated system administered by our distribution and tabulation agent will tabulate votes cast by proxy at the annual general meeting, and our inspector will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions will not be considered in determining the number of votes necessary for approval of Proposal 1 and will be considered in determining the number of votes necessary for approval of Proposals 2 and 3.
Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Voting and Revocation of Proxies
All shareholders should follow the instructions on the Notice of Internet Availability to access and submit your proxy through the internet or by telephone or, if you received printed proxy materials, complete, sign, date and return the enclosed proxy card. All shares represented at the annual general meeting by proxies, including proxies properly submitted by mail, telephone or internet, received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, such proxy will be deemed to be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals described in this proxy statement.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

•
filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, including proxies properly submitted by mail, telephone or internet; or

•	attending the annual general meeting and voting in person.
In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, facsimile: (441) 278-9255, Attention: Secretary.

Solicitation of Proxies
Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.
We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $11,000 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards. Please contact MacKenzie Partners at 800-322-2885 with any questions you may have regarding our proposals.
Other Matters
Our audited financial statements for the year ended December 31, 2016, as approved by our Board of Directors, will be presented at this annual general meeting.
As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting other than as described in this proxy statement. Any shareholder desiring to present any other matter must provide notice to the Company not later than the seventh day following the mailing of notice of the annual general meeting. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, to the fullest extent permitted properly executed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of our Board of Directors or otherwise in their judgment.
Principal Executive Offices
Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone number: (441) 278-9250).

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors of ACGL is comprised of ten members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Kewsong Lee, Louis J. Paglia, Brian S. Posner and John D. Vollaro to serve as Class I Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board of Directors.
Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.
Nominees
Set forth below is information regarding the nominees for election:

Name	Age	Position
Kewsong Lee	51	Class I Director of ACGL
Louis J. Paglia	59	Class I Director of ACGL
Brian S. Posner	55	Class I Director of ACGL
John D. Vollaro	72	Class I Director of ACGL and Senior Advisor
Kewsong Lee has served as a director of ACGL since November 2001 and has been Lead Director since November 6, 2009. Mr. Lee joined The Carlyle Group (“Carlyle”) as Managing Director and Deputy Chief Investment Officer for Corporate Private Equity in December 2013. From January 1997 through November 2013, Mr. Lee served as a Member and Managing Director of Warburg Pincus LLC (“Warburg Pincus”) and a Partner of Warburg Pincus & Co. since January 1997. He had been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc. from 1990 to 1992. He formerly served as a director of Knoll, Inc., TransDigm Group Inc., MBIA Inc., Neiman Marcus Group, Inc., ARAMARK Corporation and several privately held companies. He holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Lee also serves on the board of directors of Lincoln Center Theatre and is a trustee of Choate Rosemary Hall. Mr. Lee’s qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.
Louis J. Paglia has been a Director since July 2014. Mr. Paglia is the founding member of Oakstone Capital LLC, a private investment firm. He previously founded Customer Choice LLC in April 2010, a data analytics company serving the electric utility industry. He previously served as Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia also served as UIL Holdings’ Chief Financial Officer and as President of its investment subsidiaries. Prior to joining UIL Holdings, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to that, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc., a property and casualty insurance and reinsurance holding company, and Emisphere Technologies, Inc. He is currently a member of the board of directors of Bioverativ Inc. He holds a B.S. in Engineering from Massachusetts Institute of Technology and an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Paglia was introduced to our nominating committee by our director, Mr. Vollaro. Mr. Paglia’s qualifications for service on our Board include his strong financial background and extensive executive management and operating experience in financial services companies.
Brian S. Posner has been a director of the Company since November 2010. Mr. Posner has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm within the financial services industry. From 2005 to March 2008, Mr. Posner served as the President, Chief Executive Officer and Co-Chief Investment Officer of ClearBridge Advisors, LLC, an asset management company and a wholly owned subsidiary of Legg Mason. Prior to that, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, in 2000 and served as the Managing Member for five years. He served as a portfolio manager and an analyst at Fidelity Investments from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as Co-Chief Investment Officer and director of research. Mr. Posner currently serves on the boards of directors of Biogen Inc. and Bioverativ Inc. and he is a trustee of the AQR Funds. He holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Posner’s qualifications for service on our Board include his strong financial background, investment skills and extensive experience as a leading institutional investment manager and advisor.
John D. Vollaro has been a Senior Advisor of ACGL since April 2009 and has served as a director of ACGL since November 2009. He was Executive Vice President and Chief Financial Officer of ACGL from January 2002 to March 2009 and Treasurer of ACGL from May 2002 to March 2009. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was President and Chief Operating Officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was Chief Executive Officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as Executive Vice President of W.R. Berkley Corporation from 1991 until 1993, Chief Financial Officer and Treasurer of W.R. Berkley Corporation from 1983 to 1993 and Senior Vice President of W.R. Berkley Corporation from 1983 to 1991. Mr. Vollaro’s qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.
Required Vote
A majority of the voting power represented by the votes cast at the annual general meeting will be required to elect the above nominees as Class I Directors of ACGL.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.
Continuing Directors and Senior Management
The following individuals are our continuing directors:

Name	Age	Position	Term Expires*
John L. Bunce, Jr.	58	Class III Director of ACGL	2019
Eric W. Doppstadt	57	Class II Director of ACGL	2018
Constantine Iordanou	67	Chairman of the Board and Chief Executive Officer of ACGL and Class II Director of ACGL	2018
Yiorgos Lillikas	56	Class III Director of ACGL	2019
John M. Pasquesi	57	Class II Director of ACGL	2018
Eugene S. Sunshine	67	Class III Director of ACGL	2019
_____________________________________
*    Indicates expiration of term as a director of ACGL
John L. Bunce, Jr. has served as a director of ACGL since November 2001. Mr. Bunce is a Managing Director and founder of Greyhawk Capital Management, LLC and a Senior Advisor to Hellman & Friedman LLC. He joined Hellman & Friedman in 1988 and previously served as a Managing Director of the firm. Before joining Hellman & Friedman, Mr. Bunce was Vice President of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He has served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, Western Wireless Corporation, National Information Consortium, Inc. and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. from Stanford University and an M.B.A. from Harvard Business School. Mr. Bunce’s qualifications for service on our Board include his corporate finance background, investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries and service on boards of directors of other companies.
Eric W. Doppstadt has been a director of the Company since November 2010. Mr. Doppstadt serves as Vice President and Chief Investment Officer of the Ford Foundation. Mr. Doppstadt has been with the Ford Foundation for over 20 years, most recently as director of private equity investments for the foundation’s endowment. He joined the Ford Foundation in

1989 as resident counsel, later assuming senior positions managing the Ford’s alternative investment portfolio. He has also served on the investment advisory boards of numerous private equity and venture capital funds. Mr. Doppstadt holds the Chartered Financial Analyst designation from the CFA Institute and is a director of Makena Capital Management, LLC. He holds an A.B. from The University of Chicago and a J.D. from New York University School of Law. Mr. Doppstadt’s qualifications for service on our Board include his extensive investment experience and investment management skills.
Constantine Iordanou has been Chairman of the Board of ACGL since November 6, 2009 and Chief Executive Officer of ACGL since August 2003. From August 2003 through December 31, 2015, he served as President of ACGL. He has been a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was Chief Executive Officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of group operations and business development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich-American and Chief Executive Officer of Zurich North America. Prior to joining Zurich, he served as President of the commercial casualty division of the Berkshire Hathaway Group and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University. Mr. Iordanou’s qualifications for service on our Board include his extensive leadership, executive management and operating experience in the insurance industry, his in-depth knowledge of our operations and service on boards of directors of other companies.
Yiorgos Lillikas has been a director of the Company since November 2010. Mr. Lillikas is the Chief Executive Officer of BlueTree Consultants, a corporate consulting firm he founded in 2008. From 2006 to 2007, Mr. Lillikas served as the Minister of Foreign Affairs of the Republic of Cyprus (E.U.). From 2003 to 2006, he was the Minister of Commerce, Industry and Tourism of the Republic of Cyprus. From 1996 through 2003, Mr. Lillikas served as a member of the House of Representatives of the Republic of Cyprus and a member of the Parliamentary Committees for Economic and Budget, Commerce, Foreign and European Affairs and Environment. In 2000 he was elected Vice President of the Committee of Political Affairs of the Parliamentary Assembly of the OSCE. He was founder and Chief Executive Officer of Marketway, a strategic, advertising and public relations firm. Prior thereto, he served the Republic of Cyprus in various roles, including special advisor to the president. He holds a diploma in political sciences from the Institute of Political Sciences in the University of Lyon II, a D.E.A. (a diploma of doctorate cycle) in political sciences from the Institute of Political Science in Grenoble. Mr. Lillikas’ qualifications for service on our Board include his extensive experience in the fields of international and European affairs.
John M. Pasquesi has been Vice Chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the Managing Member of Otter Capital LLC, a private equity investment firm he founded in January 2001. He holds an A.B. from Dartmouth College and an M.B.A. from Stanford Graduate School of Business. Mr. Pasquesi’s qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.
Eugene S. Sunshine has been a Director since July 2014. Mr. Sunshine retired at the end of August 2014 as the Senior Vice President for Business and Finance at Northwestern University, the university’s chief financial and administrative officer. Before joining Northwestern in 1997, he was Senior Vice President for Administration at The Johns Hopkins University. Prior to Johns Hopkins, Mr. Sunshine held positions as New York State Deputy Commissioner for Tax Policy and New York State Treasurer as well as Director of Energy Conservation for the New York State Energy Office. He currently is a member of the boards of directors of Chicago Board Options Exchange, Kaufman Hall and Associates, and Keypath Education. Mr. Sunshine is a former member of the boards of Bloomberg L.P., National Mentors Holdings and Nuveen Investments. Mr. Sunshine’s qualifications for service on our Board include his strong financial background and extensive executive management and operating experience.

The following individuals are members of senior management, including our executive officers, who do not serve as directors of ACGL:

Name	Age	Position
Marc Grandisson	49	President and Chief Operating Officer of ACGL
Mark D. Lyons	60	Executive Vice President, Chief Financial Officer and Treasurer of ACGL
David H. McElroy	58	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group
Nicolas Papadopoulo	54	Chief Executive Officer of Arch Reinsurance Group
David Gansberg	45	President and Chief Executive Officer of Arch Mortgage Insurance Company
Jerome Halgan	44	President and Chief Executive Officer of Arch Reinsurance Company
W. Preston Hutchings	60	President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL
John P. Mentz	50	President of Arch Insurance Group Inc.
Francois Morin	49	Senior Vice President, Chief Risk Officer and Chief Actuary of ACGL
Louis T. Petrillo	51	President and General Counsel of Arch Capital Services Inc.
Maamoun Rajeh	46	Chairman and Chief Executive Officer of Arch Reinsurance Ltd.
Andrew T. Rippert	56	Chief Executive Officer of Global Mortgage Group of ACGL
Marc Grandisson has served as President and Chief Operating Officer of ACGL since January 2016. Prior to that he was Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups from February 2014. Prior to February 2014, he served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group, an officer position of ACGL, since November 2005. Mr. Grandisson also serves as a member of the Company’s Executive Strategy Committee. Prior to November 2005, he served as President and Chief Executive Officer of Arch Reinsurance Ltd. (“Arch Re (Bermuda)”) from February 2005. He served as President and Chief Operating Officer of Arch Re (Bermuda) from April 2004 to February 2005 and as Senior Vice President, Chief Underwriting Officer and Chief Actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as Vice President and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as Vice President—Director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Towers Watson. Mr. Grandisson holds an M.B.A. from The Wharton School of the University of Pennsylvania. He is also a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Mark D. Lyons has served as Executive Vice President, Chief Financial Officer and Treasurer of ACGL since September 2012, and he also serves as a member of the Company’s Executive Strategy Committee. From September 2012 to May 2015 he functioned as Chief Risk Officer. Prior to that, he served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an officer position of ACGL, and Chairman and Chief Executive Officer of Arch Insurance Group Inc. (“Arch Insurance Group”) since July 2008. Prior thereto, he served as President and Chief Operating Officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as Executive Vice President of group operations and Chief Actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was Senior Vice President of group operations and Chief Actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was Executive Vice President of product services at Zurich U.S. From 1987 until 1992, he was a Vice President and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. in Mathematics from Elizabethtown College. He is also an Associate of the Casualty Actuarial Society and a Member

of the American Academy of Actuaries. Mr. Lyons is a trustee of Elizabethtown College and on the Board of Visitors for the Wake Forest University School of Business.
David H. McElroy has served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an officer position of ACGL, since September 2012, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2012. He also serves as a member of the Company’s Executive Strategy Committee. He joined Arch Insurance Group in 2009 as the President of the Financial and Professional Liability Group, which is comprised of the executive assurance, professional liability, surety and healthcare lines. Prior to joining Arch Insurance Group, Mr. McElroy was a Senior Vice President at The Hartford Financial Services Group, Inc. (“The Hartford”). He joined The Hartford in 2000 from the acquisition of the directors and officers and errors and omissions business of Reliance National. He started his career at Chubb. Mr. McElroy is a graduate of Temple University with a B.A. in Business Administration.
Nicolas Papadopoulo has served as the Chief Executive Officer of Arch Reinsurance Group, an officer position of ACGL, since July 2014. He also serves as a member of the Company’s Executive Strategy Committee. Prior to July 2014, he served as President and Chief Executive Officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as Chief Underwriting Officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a Senior Property Underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including Executive Vice President and Chief Underwriting Officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a masters degree in statistics. He is also a Member of the International Actuarial Association and a Fellow at the French Actuarial Society.
David Gansberg currently serves as a director, President and Chief Executive Officer of Arch U.S. MI Services Inc. and Arch Mortgage Insurance Company and their related mortgage insurance subsidiaries and affiliates (“Arch MI U.S.”).  He was a director and Executive Vice President of Arch Reinsurance Company (“Arch Re U.S.”) from July 2007 until February 2013 when he became President and Chief Executive Officer of Arch MI U.S. From June 2006 to July 2007, he was Senior Vice President of Arch Capital Services Inc., and prior thereto he was a casualty underwriter for Arch Re (Bermuda). Prior to joining Arch Re (Bermuda) in 2001, Mr. Gansberg was an actuary for Cigna and transferred to ACE Bermuda in 1999 following ACE Bermuda’s purchase of Cigna’s property and casualty business. Mr. Gansberg is a Member of the American Academy of Actuaries and the Casualty Actuarial Society. He holds a bachelor’s degree from the University of Michigan.
Jerome Halgan currently serves as President and Chief Executive Officer of Arch Re U.S. He was President of Arch Re U.S. from August 2014 until January 2016. Mr. Halgan joined Arch Re (Bermuda) as Senior Underwriter in 2009 and was promoted to Chief Underwriting Officer of Arch Re (Bermuda) in June 2012. From 2001 to 2009, he was a Vice President at Berkshire Hathaway Reinsurance Group. Prior to that time, Mr. Halgan held various positions within Sorema N.A. Reinsurance Group, with responsibilities within property underwriting and business analysis. Mr. Halgan holds an M.B.A. from the Stern School of Business and an Engineering Degree from the École Supérieure d’Électricité in France.
W. Preston Hutchings has served as President of Arch Investment Management Ltd. (“Arch Investment”) since April 2006 and Senior Vice President and Chief Investment Officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was at RenaissanceRe Holdings Ltd. (“RenaissanceRe”) from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.
John P. Mentz has served as President of Arch Insurance Group since December of 2014. Mr. Mentz joined Arch Insurance Group in 2002 as Executive Vice President Construction and subsequently assumed responsibilities for the large account Casualty and Lender Product business segments. From 2000 to 2002, he held senior underwriting positions at Zurich North America. From 1990 to 2000, Mr. Mentz held several senior management positions at The St. Paul Companies. Prior to that time, he was employed as an actuarial assistant at Chartwell Re Corporation. Mr. Mentz has a B.S. in Mathematics from the University of Minnesota. He is also a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

François Morin has served as Chief Risk Officer and Chief Actuary of ACGL since May 2015. He joined ACGL in October 2011 as Chief Actuary and Deputy Chief Risk Officer. From January 1990 through September 2011, Mr. Morin served in various roles for Towers Watson & Co. and its predecessor firm Towers Perrin Forster & Crosby, including its actuarial division, Tillinghast. He holds a B.Sc. in Actuarial Science from Université Laval in Canada. He is a Fellow of the Casualty Actuarial Society, a Chartered Financial Analyst, a Chartered Enterprise Risk Analyst, and a Member of the American Academy of Actuaries.
Louis T. Petrillo has been President and General Counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was Senior Vice President, General Counsel and Secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was Vice President and Associate General Counsel of ACGL’s reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. from Tufts University and a law degree from Columbia University.
Maamoun Rajeh has served as the Chairman and Chief Executive Officer of Arch Re (Bermuda) since the summer of 2014. He previously served as the President and Chief Executive Officer of Arch Reinsurance Europe Underwriting Designated Activity Company (“Arch Re Europe”) since July 2012. Prior to that, he was the Chief Underwriting Officer of Arch Re (Bermuda) from November 2005. He joined Arch Re (Bermuda) in 2001 as an underwriter. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania and he is a Chartered Property Casualty Underwriter.
Andrew T. Rippert has served as Chief Executive Officer, Global Mortgage Group at ACGL since January 2014. Prior to that, he served as President and Chief Executive Officer of Arch Mortgage Insurance Designated Activity Company (“Arch Mortgage”) from December 2011 to March 2014. Prior to December 2011, he served as senior executive of mortgage insurance at Arch Re (Bermuda). He joined Arch Insurance Company (Europe) Limited (“Arch Insurance Europe”) in September 2010 as a senior vice president. Prior to that time, he worked as a consultant to mortgage insurers and mortgage backed security investors. From 2001 through 2006, he held various positions at Radian Guaranty Inc., a subsidiary of Radian Group Inc. including senior vice president and managing director of the international mortgage insurance group. He has also worked in reinsurance as an actuary and underwriter. Mr. Rippert graduated from Drexel University with a B.S. in Physics and Mathematics and has an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Rippert is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Board of Directors
Leadership Structure
The Board reviews the Company’s leadership structure from time to time, and currently combines the role of chairman of the board and chief executive officer, together with an independent lead director to strengthen our corporate governance structure. We believe that the combined role of chairman and chief executive officer under Mr. Iordanou promotes unified leadership and direction for the Company, which provides a single, clear focus for management to execute the Company’s strategy and business plan. This structure also fosters clear accountability and effective decision making. We believe that the combined role of chairman and chief executive officer, together with an independent Board, including an independent lead director, provides at this time an appropriate balance between strategy development and independent oversight of management.
Several factors ensure that we have a strong and independent Board. As indicated below, all directors, with the exception of Messrs. Iordanou and Vollaro, are independent as defined under the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the audit, compensation and nominating committees of our Board are composed entirely of independent directors. The Company’s independent directors bring experience, oversight and expertise from many industries, including the insurance industry. In addition to feedback provided during the course of Board meetings, the independent directors regularly meet in executive session without management present. The Board also has regular access to our management team.
The lead director coordinates the activities of the other non-management/independent directors, and performs such other duties and responsibilities as the Board may determine. The lead director presides at all meetings of the Board at which the chairman of the board is not present, including executive sessions of the non-management/independent directors, and has the authority to call meetings of the non-management/independent directors. The lead director also serves as principal liaison between the chairman of the board and the non-management/independent directors and works with the chairman of the board to develop an appropriate schedule of Board meetings and to establish the agendas for Board meetings. In addition, the lead director advises the chairman of the board as to the quality, quantity and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties. The lead director is also available, when appropriate, for consultation and direct communication with major shareholders.
Board Independence and Composition
The Board of Directors is required to determine which directors satisfy the criteria for independence under the rules of NASDAQ. To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $120,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company’s securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence. Our Board of Directors consists of ten directors, including eight non-employee directors. Our Board of Directors has concluded that the following eight non-employee directors are independent in accordance with the director independence standards set forth in Rule 5600 of the rules of NASDAQ: John L. Bunce, Jr., Eric W. Doppstadt, Kewsong Lee, Yiorgos Lillikas, Louis J. Paglia, John M. Pasquesi, Brian S. Posner and Eugene S. Sunshine. In making these independence determinations, the Board reviewed the relationships with the directors set forth under the captions “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” including ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.
Role in Risk Oversight
Our Board, as a whole and also at the committee level, has an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s business and operations, including with respect to underwriting, investments, capital management, liquidity, financial reporting and compliance, as well as the risks associated with these activities. Committees of the Board help oversee the business and operations of the Company. The underwriting oversight committee oversees risks relating to our underwriting activities, including with respect to accumulations and aggregations of exposures in our insurance, reinsurance and mortgage businesses. The members of the underwriting oversight committee regularly participate in the underwriting review meetings held in our insurance, reinsurance and mortgage operations. The audit committee oversees management of financial reporting and compliance risks. The compensation committee is responsible for overseeing the management of risks relating to the Company’s compensation plans and arrangements, retention of personnel and succession planning. The finance, investment and risk committee oversees risks relating to the financial, investment and risk affairs of the Company. The nominating committee oversees risks associated with the composition of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Please refer to “Committees of the Board of Directors.”
Code of Business Conduct, Committee Charters and Corporate Governance Guidelines
We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for all of our standing Board committees, including underwriting oversight, audit, compensation, executive, finance, investment and risk and nominating committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of our Board of Directors, director qualification and independence requirements, director responsibilities, access to management, evaluation and communications with the Board in order to help maintain effective corporate governance at the Company. The full text of our Code of Business Conduct, each committee charter and our Corporate Governance Guidelines are available on the Company’s website located at www.archcapgroup.com. None of the material on our website is incorporated herein by reference.
Meetings
The Board of Directors held four meetings during 2016. Each director attended 75% or more of all meetings of the Board of Directors and any committees on which the director served during fiscal year 2016. Directors are encouraged, but not required, to attend our annual general meetings of shareholders. All of our then current directors attended the 2016 annual general meeting.

Communications with the Board of Directors
Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board of Directors or any of the directors, c/o Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda. All shareholder communications will be compiled by the Secretary for review by the Board of Directors.
Committees of the Board of Directors
Underwriting Oversight Committee
The underwriting oversight committee of the Board of Directors assists the Board of Directors by reviewing the underwriting activities of our insurance, reinsurance and mortgage businesses. The underwriting oversight committee currently consists of John D. Vollaro (chairman), Yiorgos Lillikas, Louis J. Paglia, John M. Pasquesi and Brian S. Posner. The underwriting oversight committee held four meetings in 2016.
Audit Committee
The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements. The audit committee currently consists of Brian S. Posner (chairman), Yiorgos Lillikas, Louis J. Paglia and Eugene S. Sunshine. All of such audit committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Posner qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (“SEC”). The audit committee held five meetings during 2016.
Compensation Committee
The compensation committee of the Board of Directors approves the compensation of our senior executives and has overall responsibility for approving, evaluating and making recommendations to the Board of Directors regarding our officer compensation plans, policies and programs. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, John M. Pasquesi (who joined in February 2017) and Eugene S. Sunshine. All of such compensation committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of compensation committees. In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than ACGL) with which any member of our Board of Directors serves as an executive officer. The compensation committee held three meetings during 2016.
Executive Committee
The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of Directors otherwise determines. The executive committee currently consists of Kewsong Lee (chairman), John L. Bunce, Jr., Constantine Iordanou and John M. Pasquesi. The executive committee did not meet during 2016.
Finance, Investment and Risk Committee
The finance, investment and risk committee of the Board of Directors oversees the Board of Directors’ responsibilities relating to the financial and risk affairs of the Company and recommends to the Board of Directors financial policies, risk tolerances, strategic investments and overall investment policy, including review of manager selection, financial and risk benchmarks and investment performance. The finance, investment and risk committee currently consists of John M. Pasquesi (chairman), John L. Bunce, Jr., Eric W. Doppstadt, Constantine Iordanou, Kewsong Lee, Brian S. Posner and John D. Vollaro. The finance, investment and risk committee held four meetings during 2016.
Nominating Committee
The nominating committee of the Board of Directors is responsible for identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for consideration at each annual meeting of shareholders. The nominating committee currently consists of Kewsong Lee (chairman), Eric W. Doppstadt, Louis J. Paglia

(who joined in February 2017), John M. Pasquesi and Eugene S. Sunshine (who joined in February 2017). All of such nominating committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of nominating committees. The nominating committee held one meeting during 2016.
When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities, as well as knowledge of the business environments in the jurisdictions in which we currently operate or intend to operate in the future. The Company endeavors to maintain a Board of Directors representing a diverse spectrum of expertise, background, perspective, race, gender and experience.
A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to the Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and should comply with the advance notice requirements set forth in our bye-laws, as described under the caption “Shareholder Proposals for the 2018 Annual General Meeting.” As described below in more detail, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board of Directors.
The nominating committee has not paid a fee to third parties in connection with the identification and evaluation of nominees, nor has it rejected a candidate recommended by a 5% shareholder, but, in each case, reserves the right to do so.
Compensation Committee Interlocks and Insider Participation
During 2016, the compensation committee consisted of John L. Bunce, Jr. (chairman), Kewsong Lee, Deanna Mulligan and Eugene S. Sunshine. Ms. Mulligan resigned from, and John M. Pasquesi was added to, the committee in February 2017.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with directors of ACGL may have an ownership or other interest.
As part of its investment philosophy, the Company invests a portion of its investment portfolio in alternative investment funds. As of December 31, 2016, the total value of the Company’s investments in funds or other investments managed by Carlyle was approximately $215.2 million, and the Company had aggregate unfunded commitments to funds or other investments managed by Carlyle of $515.4 million. The Company may make additional commitments to funds or other investments managed by Carlyle from time to time. During 2016, the Company made aggregate capital contributions to funds or other investments managed by Carlyle of $62.1 million, and received aggregate cash distributions from funds or other investments managed by Carlyle of $21.5 million, of which $7.1 million represents a return of capital. Kewsong Lee, a director of ACGL, is a Managing Director and Deputy Chief Investment Officer for Corporate Private Equity at Carlyle.
In the ordinary course of its investment activities, The Guardian Life Insurance Company of America (“Guardian”) invests funds in equity and debt securities of many companies, and from time to time may own equity and/or debt securities of the Company. In connection with the Company’s senior note offering in December 2013, Guardian purchased $30 million of the Company’s 5.144% senior notes due in 2043. In connection with Arch Capital Finance LLC’s senior note offering in November 2016, Guardian purchased $20 million of Arch Capital Finance LLC’s 5.031% senior notes due in 2046. Deanna M. Mulligan, who served as a director of the Company and a member of the compensation committee until her resignation on February 23, 2017, is President and Chief Executive Officer of Guardian.
Certain of our directors and executive officers acquired shares of Watford Holdings Ltd. (“Watford”) at the time of its launch in March 2014 at the same price per share paid by other investors. We own common and preferred interests in Watford and have the right to designate two members of Watford’s six member board of directors. We consolidate Watford’s financial results under applicable accounting principles. See “—Ownership of Watford Holdings Ltd. Shares” in this Proxy Statement and notes 4 “Variable Interest Entity and Noncontrolling Interests” and 5 “Segment Information,” of

the notes accompanying our consolidated financial statements included in our 2016 Annual Report (as defined below) for more information about Watford.
During 2015, a subsidiary of the Company, Arch Re (U.S.), invested $8 million for an approximately 19% equity interest in Sojourner Holding Company LLC, which through its subsidiary Spinnaker Insurance Company, conducts a property-focused program business. In connection with its investment, the Company has the right to appoint one member of Sojourner’s board of managers, and also has a right of first refusal to provide, on market terms, a specified percentage of certain reinsurance purchased by Spinnaker. At the same time, Otter Capital Partners LP (“OCP”) invested $10 million on the same economic terms for an approximately 24% equity interest in Sojourner. The general partner of OCP is Otter Capital LLC and John M. Pasquesi, one of the Company’s directors, serves as the sole member. Otter Capital also has the right to appoint one member of Sojourner’s board of managers. The Company has a right of first refusal on certain of the business of Spinnaker Insurance, and, from time to time, may enter into reinsurance transactions with Spinnaker in the ordinary course of business. In June 2016, Arch Re (U.S.) entered into a quota share agreement with Spinnaker covering property risks, with a 25.6% share and expected ultimate premium of approximately $1.5 million and $86,000 of earned premium booked during the 2016 fourth quarter. In December 2016, Arch Re (U.S.) also entered into a property catastrophe excess of loss agreement with Spinnaker covering risks through March 2018 in return for premium of $72,000.  Additionally, in November 2016, Arch Re (Bermuda) entered into a quota share agreement with Spinnaker Insurance covering property business, with a 40% share and expected premium of approximately $480,000. Net premiums written and net premiums earned were $138,000 and $12,000, respectively, for the 2016 fourth quarter.
Report of the Audit Committee of the Board of Directors
The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL’s financial statements are in all material respects complete and accurate and in accordance with U.S. generally accepted accounting principles (“GAAP”). The financial statements are the responsibility of the Company’s management. The Company’s independent public registered accounting firm is responsible for expressing an opinion on these financial statements based on their audit. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.
The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Annual Report”), management’s annual assessment of the effectiveness of ACGL’s internal control over financial reporting and PricewaterhouseCoopers LLP’s opinion on the effectiveness of internal control over financial reporting, with management of ACGL and PricewaterhouseCoopers LLP, independent registered public accounting firm for ACGL.
The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the audit committee. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.
Based on the review and discussions with management of ACGL and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and its subsidiaries for the year ended December 31, 2016 in our 2016 Annual Report.

AUDIT COMMITTEE Brian S. Posner (chairman) Yiorgos Lillikas Louis J. Paglia Eugene S. Sunshine

Compensation Discussion and Analysis
Introduction
In this section, we discuss the principal aspects of our compensation program as it pertains to our named executive officers whose compensation information is presented in the tables following this discussion. Our discussion focuses on our compensation and practices relating to 2016. Our named executive officers for 2016 were: Constantine Iordanou, Chairman of the Board and Chief Executive Officer of ACGL; Marc Grandisson, President and Chief Operating Officer of ACGL; Mark D. Lyons, Executive Vice President, Chief Financial Officer and Treasurer of ACGL; David H. McElroy, Chairman and Chief Executive Officer of Arch Worldwide Insurance Group; and Nicolas Papadopoulo, Chief Executive Officer of Arch Reinsurance Group. We refer to these individuals throughout this section as the “named executive officers.”
The compensation committee of our Board of Directors (which we refer to as the “Committee” in this section) is responsible for determining and approving the individual elements of total compensation paid to the chief executive officer and our other executive officers and establishing overall compensation policies for our employees. The Committee also oversees the administration of executive compensation plans and certain employee benefits. Our Board of Directors appoints each member of the Committee and has determined that each is an independent director under the applicable standards of NASDAQ.
Executive Summary
We seek to attract and retain quality executives who will contribute to our long-term success and help us to manage all phases of the underwriting cycle. We seek to provide a compensation program that is driven by our overall financial performance and the increase in shareholder value.
Increase in Shareholder Value. During 2016, our common share price increased 23.7% and out-performed the annual return of the S&P 500 Composite Stock Index (“S&P 500 Index”) and the S&P 500 Property & Casualty Insurance Index, which returned 12% and 15.7%, respectively. We believe our compensation program’s emphasis on performance-based and share-based pay contributes to our success in building shareholder value.
The principal features of our compensation programs and policies are summarized below. Please refer to the balance of this discussion for additional details.

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Key Principles. The main principles of our strategy include the following: (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee’s increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.

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Emphasis on Performance-Based Incentives. Our compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to Company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation.

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Review of Compensation Program. In 2016, 72.5% of our shareholders voting at the annual general meeting approved our executive compensation program. As described more fully herein, in determining the amount and mix of compensation elements, the Committee employs its business judgment in administering the Company’s compensation programs for our named executive officers. The Committee believes that this process enables the Company to adapt more quickly to changes in the business environment, take advantage of opportunities available in the marketplace and pursue strategic initiatives over the longer term. We also believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm our Company. The Committee considers both financial performance and strategic objectives in its evaluation process and, although the Committee does not use pre-set performance goals, it reviews the estimated bonus pool determined under a quantitative, formula-based measure (referred to as the “Formula Approach”) included in our Incentive Compensation Plan. These calculations are based on ROE targets for the current and prior underwriting years. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. These calculations reflect the long-term nature of the insurance business where actual results become known over time. We have used this process for 15 years since our recapitalization in 2001. Over that period, strong results have been delivered to our shareholders as the Company’s book value per share has grown by approximately 806% since

December 31, 2001. Additionally, shareholders who invested in our recapitalization and continue to hold shares have seen the price of their shares increase approximately 1,309% through the March 8, 2017 record date for our annual meeting. As part of the Committee’s ongoing review of the Company’s programs and in order to help ensure continued alignment between pay and performance, the Committee has recently selected Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to assist the Committee in considering enhancements to the design and administration of the programs in which our executive officers participate. Our executive management did not direct or oversee the selection of Meridian.

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Pay-Mix. In 2016, for our named executive officers, we allocated compensation as follows: (1) base salaries ranging from approximately 9% to 29% of total compensation and (2) variable, performance-based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 71% to 91% of total compensation, as described below. The variable performance-based compensation component of our chief executive officer’s total compensation was 91%. In addition, our chief executive officer elected to receive 100% of his cash bonus for 2016 in the form of stock options, with an exercise price equal to the closing stock price on the grant date. Share price appreciation over an extended period of time will be required in order for Mr. Iordanou to realize any compensation benefit from this significant component of his 2016 compensation.

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Share-Based Awards. A substantial component of variable compensation is granted in the form of annual multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives’ interests with our shareholders’ interests and create a strong retention tool. The Company provides awards in the form of restricted share/unit grants and stock options and share-settled stock appreciation rights (“SARs”), which typically provide for vesting over three years.

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Key Metrics and Other Performance Measures. The Committee uses a structured and disciplined approach to assess performance for the purpose of making compensation decisions. The Committee considers both financial performance and strategic objectives in its evaluation process, and generally does not use pre-set performance goals. Instead, the Committee (i) reviews performance on an annual basis using the portfolio of metrics summarized below, and (ii) applies its business judgment to determine bonuses and the overall amount and mix of compensation elements. The Committee believes this structured and disciplined evaluation process in administering the Company’s compensation programs enables us to respond more flexibly to changes in the business environment as well as the Company’s operations.

The Committee considered growth in book value per share, which creates long-term shareholder value, and return on equity (“ROE”) a key driver of book value growth. The Committee emphasizes operating ROE (“Operating ROE”), which drives book value growth, produces a stable stream of earnings in the short term and is a key indicator of the efficient use of capital. Operating ROE measures the Company’s returns after excluding non-operating items such as investment gains and losses and foreign exchange gains and losses. The Committee also considers our ROE based on net income (“Net income ROE”), which includes these items and contributes more directly to value creation and book value growth over time. In addition, Net income ROE reflects the impact of the Company’s investment philosophy of maximizing total returns in our portfolio. Total return on investments includes net investment income, net realized gains and losses, changes in unrealized gains and losses, and equity in the net income or losses of investment funds accounted for using the equity method. The Committee also takes into account total stock return, after-tax operating income, our underwriting returns and investment performance. The Committee measures Company performance based on an analysis of our financial performance on an absolute basis and as compared to that of Selected Competitors (as defined below in “Committee Review”) over one, three, five and 10-year periods.
In determining the performance-based compensation of our chief executive officer and other named executive officers, the Committee also reviews the estimated bonus pool determined under a quantitative, formula-based measure (referred to as the “Formula Approach”) included in our Incentive Compensation Plan. These calculations are based on ROE targets for the current and prior underwriting years.
In addition, the Committee also considers the achievement of strategic objectives and support of our values by promoting a culture of integrity through compliance with law and our ethics policies.

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Risk Management. We believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm our Company. We emphasize variable compensation that is tied to Company performance. For senior management, we emphasize long-term compensation that vests over a multi-year period. Furthermore, and as discussed above, the Formula Approach included in our

Incentive Compensation Plan, which is applied to employees in our insurance, reinsurance and mortgage segments and is reviewed in connection with compensation decisions relating to our named executive officers, is based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known. In addition, senior management is subject to our clawback policy and share ownership guidelines with hedging restrictions.

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Complementary Governance Policies and Practices. The Company’s compensation philosophy and related governance features are complemented by several specific elements that are designed to align our compensation with long-term shareholder interests, which are outlined below and described in more detail in this proxy statement.

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Double Trigger Change-in-Control Arrangements. In the event of a change in control, the employment agreements with our named executive officers require an involuntary or constructive termination of the executive’s employment in order for severance payments to be made. Similarly, the current annual award agreements for the named executive officers provide that unvested shares and unvested options/SARs do not vest immediately upon a change in control. Rather, in the event that the employee’s employment is terminated by the Company other than for cause or by the employee for good reason within two years following the consummation of a change in control (“double trigger”), unvested shares and unvested options/SARs would immediately vest, and the options/SARs would have a remaining term of 90 days from termination. These provisions are consistent with our objective of providing employees with a level of financial protection upon loss of employment.

•	No Excise Tax Gross-Ups. We do not provide excise tax gross-ups to any of our executives.

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Clawback Policy. Our clawback policy covers all executive officers, including the chief executive officer, and provides for affected incentive-based compensation to be recouped by the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

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Share-Based Awards. Our share-based awards generally require, at minimum, one year vesting, exercisability and distribution provisions. Share-based awards generally may not be accelerated except for death, disability and change in control. Our plans do not permit liberal share recycling, granting of stock options or SARs at an exercise price below the fair market value on the grant date, do not allow for repricing or reducing the exercise price of a stock option or SAR, and also do not permit repurchases of out-of-the-money stock options. We set the exercise price of stock options and SARs at the closing share price on the date of grant.

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Share Ownership Guidelines for Executives. The Company has share ownership guidelines that require our senior executives to maintain common share ownership levels as follows: (1) chief executive officer of ACGL—six times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management designated from time to time—four times base salary; and (3) other designated members of senior operating management—three times base salary. Individuals subject to these guidelines have five years to meet the applicable minimum requirement.

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Share Holding Requirements for Executives. We require each of our senior executives to retain an amount equal to 50% of the net profit shares received from Company equity awards until he or she has attained the applicable share ownership level. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares.

•	No Hedging Permitted. Our named executive officers and other members of senior management are not permitted to engage in hedging activities with respect to the Company’s securities.

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Code of Business Conduct, Committee Charters and Corporate Governance Guidelines. We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for all of our standing Board committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of our Board of Directors, director qualification and independence requirements, director responsibilities, access to management, evaluation and communications with the Board in order to help maintain effective corporate governance at the Company.

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Executive Sessions. The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chairman and chief executive officer of ACGL. Compensation matters in respect of the chairman and chief executive officer of ACGL, the president and chief operating officer of ACGL, the chief financial officer of ACGL, the general counsel of Arch Capital Services Inc., and other members of senior management as designated by the Committee are subject to ratification by our Board of Directors.

2016 Highlights
Arch achieved significant financial and strategic goals in 2016. Financially, we achieved increases in net income, after-tax operating income and book value per share, key benchmarks of our performance. Strategically, we continued to diversify our business by expanding our presence in mortgage insurance through the acquisition of United Guaranty Corporation (“UGC”). The aggregate purchase price paid by us for UGC was $3.26 billion, consisting of cash consideration of $2.16 billion and convertible non-voting common equivalent preferred shares of ACGL with a fair value of $1.1 billion. The acquisition was completed at the end of 2016 and, as a result, UGC’s business is reflected in our balance sheet but not in our income statement. The acquisition is expected to be accretive to earnings beginning in 2017.
During the year, in our property casualty insurance and reinsurance business, we faced the challenges of low investment yields available in the fixed income market and price weakness in many areas. We continued to deploy our capital judiciously, focusing on those areas of the property casualty market offering the best risk-adjusted returns.
At the same time, we continued to grow in mortgage insurance, where we find market conditions to be favorable. Mortgage insurance is an important third leg of the Company’s strategy, complementing our strong positions in specialty insurance and reinsurance. The acquisition of UGC expands the scale of our existing mortgage insurance businesses by combining UGC’s position as the market leader in the U.S. private mortgage insurance industry with Arch’s financial strength and history of innovation and Arch MI’s distribution strength in the credit union channel. The combination of Arch MI and UGC creates a culture of leadership that we believe will benefit our shareholders and customers for years to come. We believe the combined group’s abilities will provide us with a strong and sustainable platform in the U.S. mortgage insurance space.
We own an approximately 11% common equity interest in Watford and under applicable accounting principles we consolidate Watford’s financial results in our consolidated financial statements. The performance measures discussed below exclude the results of Watford, except for the measures of after-tax operating income available to Arch common shareholders, net income available to Arch common shareholders and growth in book value per share, which  reflect our approximately 11% ownership interest in the results of Watford. See notes 4 “Variable Interest Entity and Noncontrolling Interests” and 5 “Segment Information,” of the notes accompanying our consolidated financial statements included in our 2016 Annual Report for more information about Watford.
2016 Results (Compared to 2015)

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Gross premiums written increased by $362.6 million to $5.0 billion, with an increase of $83.0 million, or 2.8%, in our insurance segment, $75.4 million, or 5.3%, in our reinsurance segment, and $204.2 million, or 69.1%, in our mortgage segment;

•	Net premiums written increased 5.0% to $3.5 billion, with increases in our insurance, reinsurance and mortgage segments of 1.3%, 1.5%, and 46.3%, respectively;

•	Underwriting income increased 6.0% to $459.3 million;

•	After-tax operating income available to Arch common shareholders[1] of $577.4 million, representing an Operating ROE of 9.4%, compared to $565.2 million, representing an Operating ROE of 9.7% in 2015;
1 After-tax operating income available to Arch common shareholders, which is a non-GAAP measure of financial performance, is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other, net of income taxes. The reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders can be found in our 2016 Annual Report.

•	Net income available to Arch common shareholders of $664.7 million, representing a Net income ROE of 10.9%, compared to $515.8 million, representing a Net income ROE of 8.9% in 2015;

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GAAP combined ratio, a measure of underwriting performance, of 88.2%, compared to 88.0% in 2015. A lower ratio indicates higher underwriting margins. The combined ratio consisted of a loss ratio of 54.6% in 2016 and 53.2% in 2015 and an underwriting expense ratio of 33.6% in 2016 and 34.8% in 2015;

•	Net investment income available to Arch common shareholders of $277.2 million, an increase of 2.8% from 2015 on a per-share basis;

•	Total return on investments of 2.07%, including foreign exchange movements, or 2.35%, excluding foreign exchange movements, compared to 0.41%, or 1.62% excluding foreign exchange movements, in 2015;

•	Growth in book value per common share of 15.8% to $55.19;

•	Our stock price increased 23.7%, and closed at $86.29 at December 31, 2016, and at year end our price to book value was approximately 156%.

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Key Metrics. Our book value per share increased by 15.8%, to $55.19 at December 31, 2016, the Company’s eighth consecutive annual increase. Over the past decade, book value per share has grown at a compound annual rate of 14.2%. Compared with our Selected Competitors, we ranked first for annual growth in book value per share and second over the 10-year period. Our Operating ROE was 9.4% in 2016, down from 9.7% in 2015, due to a higher level of average equity than in 2015 and the impact of price softness in the insurance and reinsurance markets. Over the past decade, our Operating ROE has averaged 12.8% per year. We ranked third among our Selected Competitors for 2016, and second during the 10-year period for this measure. Our Net income ROE increased to 10.9% in 2016 from 8.9% in 2015 and has averaged 14.6% per year over the past decade. Compared to our Selected Competitors we ranked fourth for 2016 and first during the 10-year period, respectively, for this measure.

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Common Stock Performance. As of December 31, 2016, the closing price for our common shares was $86.29, an increase of 23.7% from 2015. During 2016, our common stock outperformed the annual return of the S&P 500 Index and the S&P 500 Property & Casualty Insurance Index, which returned 12% and 15.7%, respectively. In addition, at December 31, 2016, our common share price represented an approximately 156% premium to our book value per share (“Share Price Multiple”). For the property and casualty industry, price to book value is viewed as an important indicator of company performance by analysts and the investment community. At December 31, 2016, our Share Price Multiple was second among our Selected Competitors.

Capital Management. Total capital was $10.49 billion at the end of 2016, up from $7.06 billion a year earlier. Debt and hybrids increased to 28.7% of total capital at the end of 2016, following the UGC acquisition, compared with 17.2% at the end of 2015. Disciplined capital management is a core element of our business philosophy. Going forward, we plan to reduce the level of financial leverage to be more consistent with our historical norms.
Generally, we prefer to deploy our capital in our underwriting businesses. When we cannot find enough underwriting opportunities and in times when we do have excess capital not needed in the business, we look to return it to its rightful owners, the Company’s shareholders, mainly through share repurchases which increase per-share earnings over the long term. We are prudent in our repurchase decisions, especially when the Company’s shares trade in the market at a premium to book value, as they have in recent years. Our objective is to earn back the premium over a reasonable period based on the Company’s anticipated ROE. In the current market environment, we repurchase shares only when we can expect to earn back the premium within about three years. At the end of 2016, $446.5 million was available for share repurchases under the Board of Directors’ authorization.
Compensation Objectives and Philosophy
The objectives of our executive compensation program are to:

•	attract and retain quality executives who will contribute to our long-term success and, thereby, increase shareholder value;

•	enhance the individual executive’s short and long-term performance;

•	align the interests of the executive with those of our shareholders; and

•	improve overall Company performance and support the ACGL culture of teamwork, underwriting discipline and commitment to the highest ethical standards.
ACGL seeks to provide a compensation program that is driven by our overall financial performance, the increase in shareholder value, the success of the operating unit or function directly affected by the executive’s performance and the individual performance of the executive. The main principles of this strategy include the following: (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee’s increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.
We believe that the Company’s compensation program provides a competitive mix of pay elements that align executive incentives with shareholder value. Our executive compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to Company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation. A substantial component of variable compensation is granted in the form of share-based awards, which make stock price appreciation fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives’ interests with our shareholders’ interests and create a strong retention tool.
We rely on the Committee’s judgment in making compensation decisions for the named executive officers after reviewing the overall performance of our Company and evaluating an executive’s performance during the year against established objectives, leadership qualities, scope of responsibilities and current compensation.
Elements of Compensation Program
The four primary components of our executive compensation program are (1) base salary, (2) annual cash incentive bonuses, (3) long-term incentive share-based awards and (4) benefits.
Base Salary. Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. The Committee has the ability, subject to the terms of any employment agreement, to use base salary adjustments to reflect an individual’s performance or changed responsibilities.
Base salary levels are also important because we generally tie the target amount of incentive compensation to an executive’s base salary. For example, annual target bonus opportunities are denominated as a percentage of the executive’s base salary. In addition, as discussed above, the Committee emphasizes a mix of compensation weighted towards variable, performance-based compensation. At lower executive levels, base salaries represent a larger proportion of total compensation than at senior executive levels.
Annual Cash Incentive Bonuses. We use annual cash incentive bonuses as a short-term incentive to drive achievement of our annual performance goals. Specifically, annual cash incentive bonuses are designed to: (1) promote the achievement of financial goals, (2) support our strategic objectives and (3) reward achievement of specific performance objectives.
Annual bonus awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The size of an executive’s bonus award is influenced by these factors, corporate performance, individual performance and market practice. As an employee’s responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.
We initially denominate a target annual cash incentive bonus opportunity as a percentage of an executive’s base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole. For each of the named executive officers, the target annual bonus opportunity is 100% of such executive’s respective base salary.
Our annual bonus awards are paid under our Incentive Compensation Plan. The plan combines two sets of performance measures: (1) a qualitative judgment about progress and performance each year (referred to as the “Target Bonus Approach”) and (2) a quantitative, formula-based measure (referred to as the “Formula Approach”).

The Target Bonus Approach is applied to all the named executive officers, as well as to our investment management team, many of the employees of Arch Capital Services Inc. and other designated officers of the group. Under the Target Bonus Approach, the executive’s bonus is determined by the Committee taking into account overall Company performance, department or function performance, individual performance and other measures deemed applicable by the Committee. Approved annual bonus awards are paid in cash in an amount reviewed and approved by the Committee and ordinarily paid in a single installment in the first quarter following the completion of a given year.
The Formula Approach is applied to executives included in our insurance, reinsurance and mortgage groups, and is reviewed in connection with compensation decisions relating to our named executive officers. Under the Formula Approach, a bonus pool is established for each of our insurance, reinsurance and mortgage segments based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees over a period of years as actual results become known, which we believe effectively aligns pay with performance.
Please refer to “2016 Compensation Decisions.”
Long-Term Incentive Share-Based Awards. We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and to provide the named executive officers with a future interest in the Company. Long-term incentives, which comprise a significant portion of executive compensation, are designed to focus attention on long-range objectives and future returns to shareholders, and are delivered to the named executive officers and other employees through share-based awards under our long-term incentive plans. Our long-term incentive share award plans provide for the grant to eligible employees of a wide range of share-based awards.
The Company provides grants in the form of restricted common share/unit awards, stock options and SARs. SARs represent a right to be paid, upon exercise, an amount measured by the difference between the fair market value per share on the exercise date and the exercise price of the SAR (the “spread”), multiplied by the number of shares with respect to which the SAR is exercised, with the resultant amount paid in shares valued on the exercise date. The value of SARs to employees is equivalent to that of options. In addition, the Company’s stock option agreements allow for net exercise to the extent permitted or otherwise advisable under applicable legal and accounting principles.
As indicated above, the Company’s mix of share-based awards includes restricted shares and units, which are a more predictable and flexible equity incentive than option and SAR awards. As a result, restricted shares and units are generally more meaningful to employees and, therefore, could provide a more significant incentive to remain with the Company during the vesting period.
Our share-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, the value of stock options, SARs and restricted share/unit awards is dependent upon our overall results and how we are perceived by our shareholders and the marketplace. Based on the foregoing, the Company believes that share-based awards encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common shares, which benefits all ACGL shareholders.
Share-based compensation grant levels and awards are reviewed and determined by the Committee periodically. Grants of share-based compensation are determined on the basis of a number of factors, including: (1) corporate performance on an absolute basis and relative to Selected Competitors and individual performance, (2) the executives’ contribution to the Company’s success and (3) competitive total compensation and long-term incentive grant levels as determined in the market.
Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The annual grants of share-based awards outlined in the “Grants of Plan-Based Awards” table that were made in May 2016 will vest ratably over a three-year period. The Company believes that these annual grants are consistent with the Company’s objectives to retain management and to align further the interests of management and the Company’s shareholders. Options and SARs awarded to employees are granted with an exercise price equal to the closing price of the shares on the date of grant and, subject to earlier termination under certain circumstances as set forth in the award agreements, will expire 10 years from the grant date.

Please refer to “2016 Compensation Decisions.”
The current annual award agreements for the named executive officers provide that, in the event that the employee’s employment is terminated by the Company other than for cause or by the employee for good reason within two years following a change in control, unvested shares and unvested options/SARs would immediately vest, and the options/SARs would have a remaining term of 90 days from termination. Unlike single trigger provisions that provide for vesting immediately upon a change in control, the agreements require a double trigger, i.e., the consummation of a change in control followed by an involuntary loss of employment or termination following an involuntary change in responsibilities within two years thereafter. This is consistent with the purpose of the provision, which is to provide employees with a level of financial protection upon loss of employment following a change in control.
In addition, our annual share-based award agreements provide that, if an employee’s employment terminates (other than for cause) after retirement age, unvested shares and unvested options would continue to vest pursuant to the normal vesting schedule so long as the employee does not engage in a competitive activity following retirement. However, the award agreements also provide that, if a retired employee does engage in a competitive activity, any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options. These provisions provide additional alignment with shareholders for long-term decision making by executives nearing retirement and are designed to help provide our retired employees with financial security so long as the Company’s interests are protected.
Please refer to the description of our award agreements included below under the caption “Share-Based Award Agreements.”
Benefits. ACGL seeks to provide benefit plans, such as medical coverage and life and disability insurance, consistent with applicable market conditions. Our health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive healthcare and other benefits. Defined contribution retirement plans are provided for all employees according to local market conditions. Retirement plans help employees save and prepare for retirement. The named executive officers are eligible for the benefit plans provided to all other employees. The Company generally credits only actual service with the Company towards benefits under the Company’s benefit plans. The Company does not maintain any defined benefit retirement or pension plans.
During 2016, certain members of senior management, including Mr. McElroy, participated in the Company’s non-qualified defined contribution retirement plan, which provides additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation. Participants in the non-qualified plan do not receive preferential earnings on their investments. Account balances are paid in cash following termination of employment in accordance with the terms of the plan. The principal benefit to the participating executives is that U.S. taxes are deferred until distribution of the funds. As described below under “—Tax Considerations—Sections 409A and 457A,” commencing with the 2009 year, this benefit is no longer available to certain employees, including Messrs. Iordanou, Grandisson, Lyons and Papadopoulo due to changes in the governing law. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we provide comparable benefits to these employees in the form of current cash payments subject to tax.
The Company maintains a broad-based employee share purchase plan. The purpose of this plan is to provide employees with an opportunity to purchase common shares of ACGL through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company. The Company also provides a broad-based matching gift program pursuant to which the Company matches eligible contributions by employees to qualified charitable organizations. During 2016, the Company made an aggregate of approximately $401,554 in matching contributions on behalf of the named executive officers.
In addition, the Company provides our named executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. In developing our guidelines for the administration of these various benefits, the Company reviews the job requirements of various positions and the anticipated business use of such benefits, as well as available market data. Similar benefits are generally provided by insurers and reinsurers for similarly situated employees and we believe these benefits are necessary for recruitment and retention purposes. These benefits primarily relate to those executives who work and reside in Bermuda and are typical of such benefits provided to expatriates located in Bermuda. Examples of these benefits include housing allowances, club memberships, the cost of tax preparation services and home leave for executives and family for those executives working outside their home country. In addition, certain tax regulations often subject our executives to taxation on the receipt of certain of these benefits. In certain of these situations, particularly in the case of those executives receiving expatriate benefits while working outside their home country, we provide an additional payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits.
Relationship Between Compensation Policies and Risk Management
We believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm our Company. We emphasize long-term compensation that is tied to Company performance. Furthermore, the Formula Approach included in our Incentive Compensation Plan, which is applied to employees in our insurance, reinsurance and mortgage groups, is based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known, which effectively aligns pay with performance. In addition, a substantial component of variable compensation is granted in the form of multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit.
The Company’s compensation philosophy and related governance features are also complemented by several specific elements that are designed to align our compensation with long-term shareholder interests. These elements include a clawback policy covering all executive officers, including the chief executive officer, which provides for affected incentive-based compensation to be recouped by the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. In an effort to further align the interests of the senior management team with the interests of shareholders, the Company has share ownership guidelines and share holding requirements that together require our senior executives to maintain designated levels of ownership of the common shares of ACGL. In addition, under the insider trading policy included in our Code of Business Conduct, our named executive officers and other members of senior management are not permitted to engage in hedging activities with respect to the Company’s securities.
Employment Agreements
The Company has entered into employment agreements with its chief executive officer and each of its other named executive officers. The employment agreements with our named executive officers require an involuntary or constructive termination of the executive’s employment (“double trigger”) in order for severance payments to be made. The terms of the employment agreements, including the severance benefit provisions, were structured to attract and retain persons believed to be key to our success, as well as to be competitive with compensation practices for executives in similar positions at companies of similar size and complexity. Please refer to “Employment Arrangements” below for a description of our employment agreements with Messrs. Iordanou, Grandisson, Lyons, McElroy and Papadopoulo.
Clawback Policy
The Company has a clawback policy covering all executive officers, including the chief executive officer. This policy provides that, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Committee will review all incentive-based compensation that was paid to current or former executive officers during the three-year period preceding the required restatement. If any such incentive-based compensation would have been lower as a result of the restated financial results, the Committee will require the reimbursement of the incremental portion of the incentive-based compensation in excess of the compensation that would have been paid based on the restated financial results (to the extent permitted by applicable law). This policy will be interpreted in accordance with the applicable rules of NASDAQ (or other securities exchange on which our common shares are listed from time to time).

Matters Relating to Share Ownership and Share-Based Compensation
Share Ownership Guidelines. In an effort to further align the interests of the senior management team with the interests of shareholders, the Company has share ownership guidelines that require these executives to maintain designated levels of ownership of the common shares of ACGL. Specifically, these guidelines require common share ownership levels as follows: (1) chief executive officer of ACGL—six times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management designated from time to time—four times base salary; and (3) other designated members of senior operating management—three times base salary. Each executive has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of share ownership guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of ACGL.
Share Holding Requirements for Executives. In an effort to ensure each of our senior executives meet and maintain their share ownership pursuant to our guidelines, the company requires they retain an amount equal to 50% of the net profit shares received from Company equity awards until he or she meets their target ownership levels. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of share retention guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of ACGL.
No Hedging Permitted. Under the insider trading policy included in our Code of Business Conduct, our named executive officers and other members of senior management are not permitted to engage in hedging activities with respect to the Company’s securities. Specifically, these insiders may not engage in short sales, purchases on margin or buying or selling put options or call options with respect to our securities. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of comparable restrictions with respect to hedging activities by our non-employee directors.
Options and SARs. Our plans do not permit granting of stock options or SARs at an exercise price below the closing price on the grant date and also do not allow for repricing or reducing the exercise price of a stock option or SAR. We also do not allow out-of-the-money options or SARs to be exchanged for cash or other property. We set the exercise price of stock options and SARs at the closing share price on the date of grant.
Certain Procedures Regarding Share-Based Compensation. The Committee approves all grants of share-based compensation to the named executive officers and other executives who file Section 16 reports with the SEC, and these awards also are generally approved by the full Board of Directors. The Committee approves annual share-based awards to other employees or, alternatively, may approve the size of the pool of such annual share-based awards to be granted to other employees, but may delegate to the chief executive officer and other members of senior management the authority to make and approve specific awards to other employees. In addition, the Committee has delegated to the chief executive officer or, in his absence, the chief financial officer, the authority to make and approve specific share-based awards to non-executives, principally new hires, who are not subject to Section 16 of the Exchange Act. The Committee reviews any grants made under this delegation on a regular basis.
Our practice is to determine the grant date for annual grants of share-based compensation on the dates of regularly scheduled meetings of the full Board of Directors. Our process for establishing the grant date soon after the May meeting of our Board of Directors provides assurance that grant timing is not being manipulated for employee gain. It is our current intention to consider the determinations and the grant date for annual grants at the May meeting of our Board of Directors. Under our current practice, we have chosen the May meeting of our Board of Directors because we believe that more complete information will be publicly available at that time regarding the financial performance of our Selected Competitors and the related share-based awards granted by these companies for performance during the prior year, which will provide the Committee and the Board of Directors with additional useful data before making final determinations on share-based compensation. Generally, awards are granted to the named executive officers as part of the annual process, which encompassed 686 Company employees worldwide for awards granted in 2016 for 2015 performance. We may grant a small percentage of awards at other times throughout the year on the date of regularly scheduled meetings of the Committee or the full Board of Directors in connection with hiring or the promotion of an executive or special retention circumstances. In addition, pursuant to the delegation of authority by the Committee, the chief executive officer or, in his absence, the chief financial officer, may approve at other times grants of share-based awards to non-executive officers. In the case of a new hire, the awards have grant dates corresponding to the date the employment commences for the new hire.

Tax Considerations
No Excise Tax Gross-Ups. The Company does not provide excise tax gross-up payments to any of its executives.
Section 162(m).  Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs the chief executive officer or one of the three other most highly compensated executive officers (other than the chief financial officer). Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent consistent with our compensation goals and programs, our executive officers’ compensation for deductibility under applicable tax laws. Consistent with this policy, our Incentive Compensation Plan includes a provision pursuant to which payments under the plan may be deferred if it is necessary in order to avoid nondeductibility of the payments under Section 162(m) of the Code. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary or advisable in some circumstances due to the restrictions of Section 162(m). The Committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.
Sections 409A and 457A.  Section 409A of the Code, which governs deferred compensation arrangements, generally provides that distributions of deferred compensation to our senior officers as a consequence of termination of employment may not be made sooner than six months after termination. Section 409A also made changes to a number of other areas, including the timing of elections and distributions with respect to deferred compensation. In late 2008, the Emergency Economic Stabilization Act added Section 457A of the Code. While Section 409A provides certain rules that must be complied with if deferred compensation arrangements are utilized, Section 457A generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as ACGL and Arch Re (Bermuda). As a result, for periods on or after January 1, 2009, certain employees of ACGL and Arch Re (Bermuda), including Messrs. Iordanou, Grandisson, Lyons and Papadopoulo are no longer permitted to participate in the non-qualified defined contribution retirement plan. As required by Section 457A, the non-qualified plan provides that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017, with the exception of Mr. Lyons. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we provide comparable benefits to these participants in the form of current cash payments subject to taxation. In addition, in light of Section 457A, and in an effort to maintain comparable benefits for all employees, the Company has provided certain of its Bermuda-based employees who are U.S. taxpayers with the opportunity to receive a portion of their annual incentive bonus in the form of stock options or restricted shares. There is no matching or additional Company contributions associated with this election and, as a result, the Company will not incur any additional expense by providing this benefit.
Committee Review
The Committee reviews the performance of, and approves the compensation paid to, the chief executive officer and the other named executive officers. The chief executive officer assists in the reviews of the named executive officers other than himself through making recommendations on goals and objectives, evaluating performance and making recommendations regarding compensation. With this input from the chief executive officer with respect to the other named executive officers, the Committee uses its judgment in determining compensation for these officers.
The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chairman and chief executive officer of ACGL. Compensation matters in respect of the chairman and chief executive officer of ACGL, the president and chief operating officer of ACGL, the chief financial officer of ACGL, the general counsel of Arch Capital Services Inc., and other senior executives designated by the Committee are subject to ratification by the Board of Directors.
In determining the amount of named executive officer compensation each year, the Committee reviews overall corporate performance, the performance of the business unit or function that the executive leads and an assessment of each executive’s performance. In connection with establishing levels of base salary, annual incentives, long-term incentives and benefits, the Committee reviews information compiled from annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers which we believe compete directly with us for executive talent (the “Selected Competitors”). Many of these Selected Competitors are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope.
For 2016, the Selected Competitors are: Alleghany Corporation, Allied World Assurance Company Holdings, American Financial Group, Inc., AXIS Capital Holdings Limited, CNA Financial Corporation, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., The Hartford, Markel Corporation, RenaissanceRe, Validus Holdings Ltd., W.R. Berkley Corporation and XL Group plc.
2016 Compensation Decisions
The specific annual bonus and long-term incentive compensation decisions made for each named executive officer for 2016 reflect the performance of the Company against key financial and operational measures as well as the achievement of strategic objectives described above under “Executive Summary.” In 2016, we allocated compensation for our named executive officers as follows: (1) base salaries ranging from approximately 9% to 29% of total compensation and (2) variable, performance-based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 71% to 91% of total compensation, as described below. The variable performance-based compensation component of our chief executive officer’s total compensation was 91%. In addition, our chief executive officer elected to receive 100% of his cash bonus for 2016 in the form of stock options, with an exercise price equal to the closing stock price on the grant date. Share price appreciation over an extended period of time will be required in order for Mr. Iordanou to realize any compensation benefit from this significant component of his 2016 compensation.
During 2016, Mr. Grandisson’s base salary was increased to reflect his promotion to the position of President and Chief Operating Officer of ACGL, and the base salaries of Messrs. McElroy and Papadopoulo were increased to reflect market comparison data.

In determining the performance-based compensation of our chief executive officer and other named executive officers, in addition to taking into account the performance of the Company described under “Executive Summary,” the Committee reviewed the estimated bonus pool determined under the Formula Approach included in our Incentive Compensation Plan. Under the Formula Approach, a bonus pool is established for each of our insurance, reinsurance and mortgage segments based on underwriting performance during a given underwriting year. These calculations are based on ROE targets for the current and prior underwriting years. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees over a period of years as actual results become known, which we believe effectively aligns pay with performance.
With respect to the performance-based portion of Mr. Iordanou’s compensation, in addition to its review of the calculations under the Formula Approach described above, the Committee also evaluated Mr. Iordanou’s contributions toward creation and enhancement of shareholder value by considering the performance of the Company and a number of other factors, including the Company’s financial results and strategic initiatives achieved under his leadership over the near and long-term, including his significant efforts in driving the UGC acquisition.
The Committee also focused on the fact that the Company has a disciplined approach to underwriting, investment management and capital management. Our diversification across three business segments is another important factor, allowing us to seek out the best underwriting opportunities; and our underwriting philosophy of generating adequate risk-adjusted returns on capital, not on maximizing premiums written. The Committee recognized the challenging operating environment for our property and casualty insurance and reinsurance businesses and that the Company’s diversified platform and its collaborative culture of performance, accountability, teamwork and ethical conduct allowed the Company to meet these challenges and remain financially strong.
In determining the amount and mix of compensation elements, the Committee employs its business judgment in administering the Company’s compensation programs and in the evaluation process, which the Committee believes enables the Company to adapt more quickly to changes in the business environment, take advantage of opportunities available in the marketplace and pursue strategic initiatives over the longer term. We believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm our Company.

In light of the Committee’s assessment, and as a result of his performance, Mr. Iordanou received a bonus of $4,550,000 for 2016 annual performance and an additional $1,500,000 for his role in the UGC acquisition. The alignment of interests between the shareholders and Mr. Iordanou are further strengthened due to the fact that, as the Committee was aware, Mr. Iordanou had elected to receive 100% of his total bonus in the form of at-the-money stock options instead of cash. Under an election program offered by the Company, Mr. Iordanou received 100% of his bonus in the form of stock options on terms provided under such program, namely, 250,468 fully vested stock options exercisable for a 10-year period. The per share exercise price is $94.54, which was the closing price on the date of grant, and the stock option award was valued in the same manner as valued for financial reporting purposes. Share price appreciation over an extended period of time will be required in order for Mr. Iordanou to realize any compensation benefit from this significant component of his 2016 compensation.
In May 2016, for his performance in 2015, Mr. Iordanou also was granted long-term incentive awards in the form of 46,100 restricted common shares and 46,100 stock options with a per share exercise price of $71.70, each of which will vest in three equal annual installments commencing on the first anniversary of the grant date. These awards, which are reflected in the “Summary Compensation Table,” were awarded based on an assessment of Mr. Iordanou’s performance during 2015. As noted above, the Committee expects to consider determinations for share-based compensation for 2016 performance at meetings scheduled to be held in May 2017.
In determining the performance-based compensation of our other named executive officers, the Committee evaluated the overall performance of the Company and their contributions to that performance, as well as the performance of the business or function that each named executive officer leads. The Committee did not apply a formula or assign performance measures relative weights but made a determination after considering these measures collectively.
With respect to Mr. Grandisson, who had oversight of all underwriting operations during 2016, the Committee reviewed underwriting profitability for all groups. This analysis included a review of the estimated bonus pool determined under the Formula Approach for the 2016 and prior underwriting years, which is based on various ROE targets and will be recalculated annually over a 10-year development period as actual results emerge, which effectively aligns pay with performance. The Committee also reviewed Mr. Grandisson’s oversight of key operational matters, including expense management, risk management and infrastructure matters. In addition, the Committee considered the group’s overall focus on underwriting discipline and the Company’s pursuit of strategic initiatives, including Mr. Grandisson’s significant role in the UGC acquisition as well as preparing for the integration of UGC into the Company’s business and operations following closing.
With respect to Mr. Lyons, the Committee reviewed his key roles in financial reporting, enterprise risk management, regulatory matters and capital management. The Committee also recognized Mr. Lyons’ significant role in the UGC acquisition and the related capital raising activities, which involved completing public offerings of senior notes and preferred stock and negotiating a bridge credit agreement, as well as restructuring our existing credit facility. In addition, the Committee considered that the other aspects of the financial function for the Company, which involved, among other things, investor relations and ratings agency matters, performed well under Mr. Lyons’ leadership.
In determining the performance-based compensation of Messrs. McElroy and Papadopoulo, who during 2016 managed the Company’s insurance and reinsurance operations, respectively, the Committee reviewed the profitability of the insurance group and reinsurance group, including their respective groups’ effectiveness in managing the underwriting cycle. As part of that analysis, the Committee reviewed the estimated bonus pool determined under the Formula Approach for the 2016 and prior underwriting years, which is based on various ROE targets and will be recalculated annually over a 10-year development period as actual results emerge, which effectively aligns pay with performance.
In light of these assessments, the named executive officers received the following annual incentive cash bonuses for performance during 2016: Mr. Grandisson-$2,500,000 for annual performance and $1,200,000 for his role in the UGC acquisition and the preparation for the integration of UGC into the Company’s operations; Mr. Lyons-$1,200,000 for annual performance and $900,000 for his role in the UGC acquisition and the related capital raising activities; Mr. McElroy-$900,000; and Mr. Papadopoulo-$2,500,000. Prior to 2015, Mr. Papadopoulo participated in the Formula Approach. His $2,500,000 bonus includes $1,171,364 calculated under the Formula Approach for the years in which he was a participant.
In addition, in May 2016, these named executive officers were granted the following long-term incentive share-based awards (with the same principal terms included in Mr. Iordanou’s May 2016 grants, as described above):

Mr. Grandisson-11,610 stock options and 11,610 restricted common shares; Mr. Lyons-8,080 stock options and 8,080 restricted common shares; Mr. McElroy-8,130 stock options and 8,130 restricted common share units; and Mr. Papadopoulo-7,310 stock options and 7,310 restricted common shares. These share-based awards, which are reflected in the “Summary Compensation Table,” were awarded following an assessment of the executives’ performance during 2015. As noted above, the Committee expects to consider determinations for share-based compensation for 2016 performance at meetings scheduled to be held in May 2017.
Report of the Compensation Committee on the Compensation Discussion and Analysis
The Committee reviewed and discussed the “Compensation Discussion and Analysis” section included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in the 2016 Annual Report and this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE John L. Bunce, Jr. (chairman) Kewsong Lee Eugene S. Sunshine

Summary Compensation Table
The following table provides information concerning the compensation for services in all capacities earned by the named executive officers for fiscal year 2016.

Name and Principal Position	Year	Salary ($)					Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)		Total ($)
				Annual Bonus ($)	UGC Acquis. Bonus ($)(1)
Constantine Iordanou	2016	1,000,000		4,550,000	1,500,000	(3)	3,305,370	805,054	—	—	1,050,712	(4)	12,211,136
Chairman of the Board and Chief Executive Officer of ACGL and Class II Director of ACGL	2015	1,000,000		4,050,000	—	(3)	3,632,166	935,124	—	—	995,269		10,612,559
	2014	1,000,000		4,500,000	—	(3)	3,608,010	959,427	—	—	972,006		11,039,443
Marc Grandisson	2016	900,000		2,500,000	1,200,000		832,437	202,748	—	—	416,167	(6)	6,051,352
President and Chief Operating Officer of ACGL	2015	775,000		2,250,000	—		914,448	235,430	—	—	421,646		4,596,524
	2014	700,000	(5)	2,500,000	—		2,457,309	640,201	—	—	386,229		6,683,739
Mark D. Lyons	2016	700,000		1,200,000	900,000		579,336	141,103	—	—	447,499	(7)	3,967,938
Executive Vice President, Chief Financial Officer and Treasurer of ACGL	2015	700,000		1,080,000	—		636,301	163,820	—	—	421,439		3,001,560
	2014	700,000		1,200,000	—		629,970	167,519	—	—	372,874		3,070,363
David H. McElroy	2016	650,000		900,000	—		582,921	141,976	—	—	219,661	(8)	2,494,558
Chairman and Chief Executive Officer of Arch Worldwide Insurance Group	2015	600,000		1,000,000	—		576,296	148,371	—	—	233,901		2,558,568
	2014	600,000		900,000	—		572,700	152,290	—	—	250,092		2,475,082
Nicolas Papadopoulo	2016	650,000		2,500,000	—	(9)	524,127	127,656	—	—	368,690	(10)	4,170,473
Chief Executive Officer of Arch Reinsurance Group	2015	—		—	—		—	—	—	—	—		—
	2014	—		—	—		—	—	—	—	—		—
_________________________

(1)
Represents an additional bonus to reflect the named executive officers’ role in connection with the UGC acquisition, which closed on December 31, 2016. Please see “Compensation Discussion and Analysis—2016 Highlights” and—“2016 Compensation Decisions.”

(2)
The amounts shown in these columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, excluding the effect of forfeitures. We have computed the estimated grant date fair values of share-based compensation related to stock options using the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 20, “Share-Based Compensation,” of the notes accompanying our consolidated financial statements included in our 2016 Annual Report. These grants were made in May of the year for which they are reported and were based on performance for the prior year, e.g., the 2016 awards were based on 2015 performance.

(3)
Mr. Iordanou elected to receive 100%, 100% and 50%, respectively, of his approved cash bonuses for 2016, 2015 and 2014 in the form of stock options for 2016 and 2015 and SARs for 2014 under elections provided by the Company for Bermuda-based employees. On February 24, 2017, February 26, 2016 and February 27, 2015, Mr. Iordanou was awarded 250,468 stock options, 244,750 stock options and 149,556 SARs, respectively, with a Black-Scholes value equal to $6.05 million, $4.05 million and $2.25 million, respectively, but each with an intrinsic value of zero on the grant date, respectively. The SARs and stock options awarded to Mr. Iordanou are fully vested and will expire 10 years from the date of grant. The stock options granted on February 26, 2016 are included in the Grants of Plan-Based Awards table.

(4)
The amount for Mr. Iordanou includes: (a) contributions to our defined contribution plans of $32,500 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $106,575, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $141,087; (c) incremental costs to the

Company of $476,944 resulting from the use of Company-provided aircraft primarily for commuting to the Company’s offices; and (d) an aggregate of $210,834 for additional payments pursuant to his employment agreement intended to reimburse the executive for approximate amounts of additional tax liability arising from his working and residing in Bermuda. The tax reimbursement payments are subject to adjustment—up or down—based upon the executive’s final tax return filed for the year (accordingly, such amount originally recorded for 2015 and 2014 has been adjusted). The calculation of the incremental cost for Company-provided aircraft use is based on the variable operating costs to the Company for each flight, including hourly charges, fuel variable charges and applicable international fees. In addition, the total amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Iordanou: an automobile allowance, tax preparation services, club dues and life insurance premiums.
Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company’s other employee benefits programs, please see “Compensation Discussion and Analysis—Elements of Compensation Program—Benefits.”

(5)
Effective July 1, 2014, Mr. Grandisson’s base salary was increased to $775,000 from $625,000 to reflect his additional responsibilities related to the oversight of the Company’s reinsurance and mortgage groups. The compensation information provided in the above table for 2014 represents the full year.

(6)
The amount for Mr. Grandisson includes: (a) contributions to our defined contribution plans of $20,000 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $91,625, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $212,212; (c) fees for children’s schooling of $60,115; and (d) payment of Bermuda social insurance in the amount of $1,720. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Grandisson: an automobile allowance, tax preparation services, family travel, club dues and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company’s other employee benefits programs, please see “Compensation Discussion and Analysis—Elements of Compensation Program—Benefits.”

(7)
The amount for Mr. Lyons includes: (a) $32,500 in contributions to our defined contribution plans and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $63,075, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $80,555; (c) payment of Bermuda social insurance in the amount of $1,720; and (d) an aggregate of $236,185 for additional payments pursuant to his employment agreement intended to reimburse the executive for approximate amounts of additional tax liability arising from his working and residing in Bermuda. The tax reimbursement payments are subject to adjustment—up or down—based upon the executive’s final tax return filed for the year (accordingly, such amount originally recorded for 2015 and 2014 has been adjusted). In addition, the total amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Lyons: commercial jet for commuting to the Company’s offices, tax preparation services, and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company’s other employee benefits programs, please see “Compensation Discussion and Analysis—Elements of Compensation Program—Benefits.”

(8)
The amount for Mr. McElroy includes: (a) $71,000 in contributions to our defined contribution plans; (b) a housing allowance of $55,948; and (c) $70,722 in additional payments to reimburse him for approximate amounts of additional tax liability for housing and commuting costs. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. McElroy: commuting costs to the Company’s offices and life insurance premiums.

(9)
The amount for Mr. Papadopoulo, who previously participated in the Formula Approach through the 2014 underwriting year, includes a payment of $1,171,364 based on the calculated results for prior underwriting years under such Formula Approach.

(10)
The amount for Mr. Papadopoulo includes: (a) contributions to our defined contribution plans of $20,000 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $55,825, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $221,048; and (c) payment of Bermuda social insurance in the amount of $1,720. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Papadopoulo: fees for children’s schooling, automobile allowance, tax preparation services, family travel, club dues and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company’s other employee benefits programs, please see “Compensation Discussion and Analysis—Elements of Compensation Program—Benefits.”

Grants of Plan-Based Awards
The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date
Constantine Iordanou	2/26/2016	—	—	—	244,750	(3)	68.20	4,049,976
	5/13/2016	—	—	—	46,100		71.70	805,054
	5/13/2016	—	—	46,100	—		—	3,305,370
Marc Grandisson	5/13/2016	—	—	—	11,610		71.70	202,748
	5/13/2016	—	—	11,610	—		—	832,437
Mark D. Lyons	5/13/2016	—	—	—	8,080		71.70	141,103
	5/13/2016	—	—	8,080	—		—	579,336
David H. McElroy	5/13/2016	—	—	—	8,130		71.70	141,976
	5/13/2016	—	—	8,130	—		—	582,921
Nicolas Papadopoulo	5/13/2016	—	—	—	7,310		71.70	127,656
	5/13/2016	—	—	7,310	—		—	524,127
_________________________

(1)
All of the grants indicated above were awarded under the 2015 Long Term Incentive and Share Award Plan in the form of stock options and restricted share awards or units except for the February 26, 2016 grant to Mr. Iordanou which was awarded under the 2012 Long Term Incentive and Share Award Plan.

The May 2016 awards will vest over a three-year period. The stock options were granted at the closing price of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date. Such restricted share awards shown in the above table were granted in the form of restricted common shares, except for Mr. McElroy’s award, which was granted in the form of restricted common share units that will be settled in common shares after the termination of his employment as provided in the award agreement.

(2)
The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with accounting guidance governing share-based compensation arrangements as discussed in note 20, “Share-Based Compensation,” of the notes accompanying our consolidated financial statements included in our 2016 Annual Report.

(3)
Mr. Iordanou elected to receive 100% of his approved cash bonus for 2015 in the form of stock options under an election provided by the Company for Bermuda-based employees. On February 26, 2016, Mr. Iordanou was awarded 244,750 stock options, with a Black-Scholes value equal to $4.05 million. The stock options are fully vested and will expire 10 years from the date of grant. The Black-Scholes value of these stock options is reflected in the “Summary Compensation Table” in the “Bonus” column for 2015, but had an intrinsic value of zero on the grant date.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constantine Iordanou (4)	135,000	*	—	—	23.71	5/11/2017	105,781	9,127,842	—	—
	135,000		—	—	23.10	5/9/2018
	114,750		—	—	19.29	5/6/2019
	212,253		—	—	24.67	2/25/2020
	126,000		—	—	25.01	5/5/2020
	100,065		—	—	33.91	5/6/2021
	161,636		—	—	37.05	2/28/2022
	101,000		—	—	38.58	5/9/2022
	300,187		—	—	49.12	2/28/2023
	70,930		—	—	53.53	5/9/2023
	302,555		—	—	56.12	2/29/2024
	42,021		20,979	—	57.27	5/13/2024
	149,556		—	—	59.16	2/27/2025
	19,408		38,702	—	62.51	5/13/2025
	244,750		—	—	68.20	2/26/2026
	—		46,100	—	71.70	5/13/2026
Marc Grandisson	31,350	*	—	—	23.71	5/11/2017	69,273	5,977,567	—	—
	30,000		—	—	23.10	5/9/2018
	22,800		—	—	19.29	5/6/2019
	30,000		—	—	25.01	5/5/2020
	24,000		—	—	33.91	5/6/2021
	25,000		—	—	38.58	5/9/2022
	—		33,600	—	42.65	11/12/2022
	17,700		—	—	53.53	5/9/2023
	10,672		5,328	—	57.27	5/13/2024
	18,006		8,991	—	57.08	11/6/2024
	4,886		9,744	—	62.51	5/13/2025
	—		11,610	—	71.70	5/13/2026
Mark D. Lyons	1,800		—	—	19.29	5/6/2019	78,523	6,775,750	—	—
	5,000		—	—	25.01	5/5/2020
	9,400		—	—	33.91	5/6/2021
	9,000		—	—	38.58	5/9/2022
	—		60,000	—	40.10	9/6/2022
	10,000		—	—	40.10	9/6/2022
	12,000		—	—	53.53	5/9/2023
	32,272		—	—	56.12	2/29/2024
	7,337		3,663	—	57.27	5/13/2024
	3,400		3,780	—	62.51	5/13/2025
	—		8,080	—	71.70	5/13/2026
David H. McElroy	22,500		—	—	19.35	6/8/2019	42,601	3,676,040	—	—
	13,500		—	—	25.01	5/5/2020

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	4,200	—	—	33.91	5/6/2021
	2,400	—	—	38.58	5/9/2022
	—	25,000	—	40.10	9/6/2022
	8,500	—	—	53.53	5/9/2023
	6,670	3,330	—	57.27	5/13/2024
	3,079	6,141	—	62.51	5/13/2025
	—	8,130	—	71.70	5/13/2026
Nicolas Papadopoulo	25,050	—	—	23.10	5/9/2018	44,658	3,853,539	—	—
	17,250	—	—	19.29	5/6/2019
	17,250	—	—	25.01	5/5/2020
	14,700	—	—	33.91	5/6/2021
	15,250	—	—	38.58	5/9/2022
	—	22,410	—	42.65	11/12/2022
	10,770	—	—	53.53	5/9/2023
	6,003	2,997	—	57.27	5/13/2024
	11,617	5,800	—	57.08	11/6/2024
	3,079	6,141	—	62.51	5/13/2025
	—	7,310	—	71.70	5/13/2026
_________________________

* Such awards were exercised by the named executive officer during the first quarter of 2017.

(1)
Each of the above stock options and SARs, as applicable, vest in three equal annual installments commencing on the first anniversary of the grant date, except for the awards granted in November 2012 and 60,000 SARs and 25,000 SARs granted on September 6, 2012 to Messrs. Lyons and McElroy, respectively. Such awards will cliff vest on the fifth anniversary of the grant date. All of such options and SARs will expire 10 years from the date of grant, subject to the terms of the award agreements.

(2)
The above restricted share or unit awards vest in three equal annual installments commencing on the first anniversary of the grant date, except for the awards granted in November 2012 and 60,000 restricted shares and 25,000 restricted units granted on September 6, 2012 to Messrs. Lyons and McElroy, respectively. Such awards will cliff vest on the fifth anniversary of the grant date. In addition, Mr. McElroy’s awards granted in September 2012, May 2013, May 2014, May 2015 and May 2016 were in the form of restricted common share units and will be settled in common shares after the termination of his employment as provided in the award agreements. Mr. Lyons’ awards granted in May 2012 were also granted in the form of restricted common share units, a portion of such units will be settled in common shares after the termination of his employment as provided in the award agreements and the balance will be settled in common shares on the applicable future vesting dates.

(3)	Market value of unvested shares or units on an aggregate basis are valued as of December 31, 2016 in accordance with applicable SEC rules.

(4)
As of December 31, 2016, such stock option and SAR awards have been transferred other than for value to grantor retained annuity trusts, except for 40,940 SARs from the May 2007 grant, 93,300 SARs from the May 2009 grant, 84,748 SARs from the May 2011 grant and 46,100 stock options from the May 2016 grant, which are held directly by Mr. Iordanou.

Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2016 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Constantine Iordanou	450,000	22,555,350	64,007		4,558,596
Marc Grandisson	60,000	2,992,194	25,099		1,841,200
Mark D. Lyons	93,600	4,446,596	11,059		787,736
David H. McElroy	—	—	9,240	(2)	658,828	(2)
Nicolas Papadopoulo	55,050	2,825,399	15,463		1,135,818
_________________________

(1)	We computed the dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

(2)
Represents restricted common share units that vested and will be settled in common shares after the termination of Mr. McElroy’s employment as provided in his award agreements. See “Non-Qualified Deferred Compensation.”

Non-Qualified Deferred Compensation
The Company maintains tax-qualified and non-qualified defined contribution plans but does not maintain any defined benefit retirement or pension plans. The following table provides information with respect to our defined contribution plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
Constantine Iordanou	—		—		1,680,223	—		25,518,574	(1)
	—		—		876,686	—		4,573,715	(2)
Marc Grandisson	—		—		—	—		—
Mark D. Lyons	—		—		(71,259)	324,202	(5)	1,147,782	(1)
	—		—		1,434,382	—		7,483,241	(2)
David H. McElroy	679,320	(3)	38,500	(4)	173,355	—		3,214,189	(1)
	—		582,921	(2)	990,606	—		5,250,747	(2)
Nicolas Papadopoulo	—		—		—	—		—
_________________________

(1)
Includes the following amounts which we also included in the “Summary Compensation Table” for fiscal year 2016 or in prior years: Mr. Iordanou—$14,001,423; Mr. Lyons—$1,610,929; and Mr. McElroy—$2,717,334.

(2)
Indicates the value of restricted common share units that will be settled in common shares after the termination of employment (or December 31, 2017, if earlier, in the case of Mr. Iordanou) as provided in the applicable award agreements. The amounts indicated in the “Registrant Contributions in Last FY” column for Mr. McElroy are based on the closing price of ACGL’s common shares on the date of grant, May 13, 2016. Such amounts have been included in the “Summary Compensation Table” for fiscal year 2016 in the “Stock Awards” column. The amounts indicated in the “Aggregate Balance at Last FYE” column are based on the closing price of ACGL’s common shares on December 31, 2016 and have been included in the “Summary Compensation Table” for fiscal year 2016 or prior years: Mr. Iordanou—$500,000; Mr. Lyons—$2,155,217; and Mr. McElroy—$3,189,422.

(3)	This amount was deferred and is also included in the “Summary Compensation Table” in the “Bonus” column for 2015.

(4)	All of such contributions by the Company are also included in the “Summary Compensation Table” for fiscal year 2016 in the “All Other Compensation” column.

(5)	The amount represents a distribution based on an irrevocable payout election made by the named executive officer in accordance with the terms of the deferred compensation plan.

The Company maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Code (“Excess Compensation”) (for 2016, base salary in excess of $265,000) and, with respect to the eligible named executive officers, the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the eligible named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a “rabbi trust” by an independent trustee, and the trust assets remain subject to the Company’s creditors. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible mutual fund options. The plan provides that, as soon as practicable following retirement, death or other termination of employment, but subject to any delay required by the Code, all benefits under the plan will be distributed either in a single lump sum in cash or, if elected, in installments over a period not to exceed 10 years.
As indicated above, Section 457A of the Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as ACGL and Arch Re (Bermuda). As a result, for periods on or after January 1, 2009, certain employees of ACGL and Arch Re (Bermuda), including Messrs. Iordanou, Grandisson, Lyons and Papadopoulo are no longer permitted to participate in the non-qualified defined contribution retirement plan. In addition, and as required by Section 457A, the non-qualified plan provides that compensation that has been previously deferred by these employees other than Mr. Lyons will be distributed on or before December 31, 2017. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we have provided comparable benefits to these participants in the form of current cash payments, subject to tax. Such cash payments have been included in the “Summary Compensation Table” in the “All Other Compensation” column for fiscal years 2016, 2015 and 2014.
Employment Arrangements
Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.
Constantine Iordanou
ACGL and Constantine Iordanou entered into an employment agreement, as amended, pursuant to which Mr. Iordanou agreed to serve as ACGL’s Chief Executive Officer for a term that will end on March 31, 2018.
Mr. Iordanou’s employment agreement provides for an annual base salary of $1,000,000, which has remained unchanged since 2002 and is subject to review annually for increase at the discretion of the Board of Directors. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time. The target rate for the annual cash bonus is 100% of his annual base salary. Mr. Iordanou is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to similarly situated senior executives residing in Bermuda; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expense reimbursement, payroll tax reimbursements and automobile allowance. Since Mr. Iordanou previously relocated to Bermuda, his employment agreement also provides for the use of any private aircraft owned or leased by the Company or such other reasonably comparable air transportation for travel between Bermuda and the United States. In addition, Mr. Iordanou is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda and any other governmental taxing authority for the applicable taxable year over the amount that would have been payable by him had he resided for the entire taxable year in the State of the United States with respect to which he files a state income tax return as a resident for the year. The intent of this provision is that ACGL will reimburse Mr. Iordanou for additional taxes imposed on him arising from his working and residing in Bermuda as described in footnote 4 in the “Summary Compensation Table.” The agreement also provides that, during the employment period, ACGL will use its best efforts to cause Mr. Iordanou to be elected to our Board of Directors.
The agreement provides that if Mr. Iordanou’s employment is terminated due to his death, his estate will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum, but offset by life insurance proceeds received by his estate from coverage provided by the Company. His agreement also provides that if his employment is terminated due to his permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board of Directors. The agreement further provides that if we terminate Mr. Iordanou’s employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable in 18 equal installments, the first nine of which will be paid monthly over nine months and the last nine of which will be paid in a lump sum on the nine-month anniversary of termination (subject to six month deferral as required under Section 409A of the Code). Mr. Iordanou’s and his spouse’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause, (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer) or (4) his employment ends due to the expiration of the term on March 31, 2018. The agreement also provides that if Mr. Iordanou’s employment is terminated by us for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.
Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist as of the date of termination, within any geographical area in which ACGL or any of its subsidiaries engage in such businesses. If we terminate Mr. Iordanou’s employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving severance benefits provided for under his employment agreement under such circumstances. However, in the event of termination due to expiration of the term of the agreement on March 31, 2018 or by reason of Mr. Iordanou’s resignation other than for good reason, the non-competition period will continue beyond his termination date for up to 18 months only if the Company so elects and (1) pays Mr. Iordanou an amount equal to two times the sum of his annual base salary and target annual bonus (prorated for the period selected by the Company) in 18 equal installments, the first 12 of which will be paid monthly and continuing monthly thereafter through the month that includes the first anniversary of the separation from service and the last six of which will be paid on the first anniversary of the separation from service (subject to six month deferral as required under Section 409A of the Code); and (2) provides medical benefits for the selected period. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
In addition, in the event of a change in control, the agreement provides that any payments contingent on a change of control that would be subject to the excise tax imposed by Section 4999 of the Code will be reduced by an amount equal to the smallest amount possible such that no payment would be subject to such excise tax; provided that if, without any reduction in payments, the net amount retained by Mr. Iordanou, after subtracting from the payments otherwise to be made all taxes imposed thereon, would exceed the after-tax amount that would be retained by him after the reduction described above, then no reduction in payments will be made. In no event will Mr. Iordanou receive a gross-up payment for excise taxes payable under Section 4999 of the Code. The agreement also provides for indemnification of Mr. Iordanou to the fullest extent permitted by applicable law and the Company’s governing instruments in connection with suits or proceedings arising by reason of the fact that he is or was a director, officer or employee of the Company. The Company has also agreed to pay reasonable legal fees incurred by Mr. Iordanou as result of any dispute or contest with the Company regarding the agreement, unless the Company substantially prevails on all material causes of action in the dispute or contest.
Marc Grandisson
Under an employment agreement, Marc Grandisson serves as President and Chief Operating Officer of ACGL. The terms of his employment provide for a specified annual base salary. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Grandisson is 100% of his annual base salary. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Grandisson is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and Canada. The current term of his employment agreement ends on December 31, 2017, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term.

The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason, he will be entitled to receive an amount equal to his annual base salary over a 12-month period. Mr. Grandisson’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Grandisson’s employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.
Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Mark D. Lyons
ACGL and Mr. Lyons entered into an employment agreement with a term currently extending through September 1, 2017. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Lyons gives notice at least 180 days prior to the expiration of the original term or any extended term. The agreement provides for a specified annual base salary, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Lyons is eligible to receive annual cash bonuses and share-based awards at the discretion of the Board and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States. In addition, Mr. Lyons is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, Illinois and any other governmental taxing authority over the amount that would have been payable by him had he resided in Illinois for the entire calendar year. The intent of this provision is that ACGL will reimburse Mr. Lyons for additional taxes imposed on him arising from his working and residing in Bermuda as described in footnote (7) in the “Summary Compensation Table.” In addition, upon the termination of his employment for any reason, ACGL will reimburse him for reasonable expenses incurred by him for the cost of relocating his household items to the United States and airfare for Mr. Lyons and his family to return to the United States.
The agreement provides that if Mr. Lyons’ employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to: the greater of (1) 18 months of his base salary and (2) the total remaining base salary for the employment period which would have been paid to him under his employment agreement if the employment period had not been so terminated, payable over 12 months. The agreement also provides that if Mr. Lyons’ employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Lyons, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Lyons’ employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive a prorated portion of his target annual bonus (offset by any proceeds received from any insurance coverages provided by the Company), such amount would be paid to him by no later than March 15 of the calendar year following the calendar year of such termination of employment. For such purposes, the annual bonus will not be less than the average annual bonus received for the preceding three years. Mr. Lyons’ major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (a) his employment ends due to permanent disability, (b) he is terminated other than for cause or (c) he resigns for good reason.
Mr. Lyons has agreed that, during the employment period and for a period of one year after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. Mr. Lyons also agreed that he will not, for a period of one year following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
David H. McElroy
Under an employment agreement, David H. McElroy serves as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chairman and Chief Executive Officer of Arch Insurance Group. The terms of his employment provide for a specified annual base salary. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. McElroy is 100% of his annual base salary. Mr. McElroy is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. McElroy is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives. The employment agreement also provides that Mr. McElroy will be entitled to cash payments equal to the cash payment amounts (if any) he would have received from the employer for whom he last worked prior to his employment by the Company, under such former employer’s plans for specified accident years 2000 through 2008 as and when such payments would have been determined pursuant to the former employer’s plans. The current term of his employment agreement ends on July 25, 2017, but Arch Insurance Group or Mr. McElroy may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless Arch Insurance Group or Mr. McElroy gives written notice at least 90 days prior to the expiration of the original term or any extended term.
The agreement provides that if the employment of Mr. McElroy is terminated without cause or for good reason, he will be entitled to receive an amount equal to the sum of his annual base salary and a prorated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date of termination, payable over a 12-month period. Mr. McElroy’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. McElroy’s employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.
Mr. McElroy agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. McElroy also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Nicolas Papadopoulo
Under an employment agreement, Nicolas Papadopoulo serves as Chief Executive Officer of our Reinsurance Group. The terms of his employment provide for a specified annual base salary. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Papadopoulo is 100% of his annual base salary. Mr. Papadopoulo is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Papadopoulo is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. The current term of his employment agreement ends on December 31, 2017, but his employment may be terminated at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Papadopoulo gives notice at least 60 days prior to the expiration of the original term or any extended term.

The agreement provides that if the employment of Mr. Papadopoulo is terminated without cause or for good reason, he will be entitled to receive an amount equal to his annual base salary over a 12-month period. Mr. Papadopoulo’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Papadopoulo’s employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.

Mr. Papadopoulo agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. Papadopoulo also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Share-Based Award Agreements
Our long-term incentive share award plans provide for the grant to eligible employees and directors of stock options, SARs, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards.
To date, the Company has provided grants in the form of stock options, SARs, restricted common shares and restricted common share units. Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. Our share-based awards typically provide for vesting over three years, and our 2015 Long Term Incentive and Share Award Plan generally requires, at minimum, one year vesting, exercisability and distribution provisions for share-based awards granted under it. Subject to exceptions for death, disability and change in control, our 2015 Long Term Incentive and Share Award Plan prohibits the exercise of discretion to accelerate vesting of awards. The May 2016 annual grants outlined in the “Grants of Plan-Based Awards” table will vest over a three-year period, which the Company believes is consistent with the Company’s objectives to retain management and to align further the interests of management and the Company’s shareholders. Options and SARs awarded to executives are granted at the closing price of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date. In the event that an employee’s employment terminates due to his/her death or permanent disability, unvested awards would generally vest, and the employee or his/her estate may exercise the options and SARs for a period of three years. In the event that an employee’s employment is terminated by the Company for cause, all unvested restricted shares would be forfeited and all unvested and vested and unexercised options and SARs would be forfeited. In the event that an employee’s employment terminates (other than for cause) after retirement age, unvested awards would continue to vest on the schedule set forth in the applicable agreement so long as the employee does not engage in a competitive activity. If the employee does engage in a competitive activity, then any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options and SARs.
Double Trigger Change-in-Control Provision
The award agreements for the named executive officers provide that, in the event that the employee’s employment is terminated by the Company other than for cause or by the employee for good reason within two years following the consummation of a change in control, unvested awards would immediately vest, and the options and SARs would have a remaining term of 90 days from termination. In the event of termination for any reason other than as indicated above in this section, all unvested awards would be forfeited, and the holder may exercise vested options and SARs for a period of 90 days from termination. The foregoing description is qualified in its entirety by reference to the award agreements.

Termination Scenarios—Potential Payments
The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 31, 2016 under the various circumstances presented. Please refer to the descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see “Employment Arrangements” and “Share-Based Award Agreements”).

Name	Voluntary ($)		For Cause ($)	Death ($)	Disability ($)	Without Cause or For Good Reason (as applicable) ($)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)
Constantine Iordanou
Cash Severance (1)	—		—	5,000,000	1,000,000	5,000,000	5,000,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	11,329,779	11,329,779	—	11,329,779
Health & Welfare (3)	—		—	29,812	29,812	29,812	29,812
Total	—		—	16,359,591	12,359,591	5,029,812	16,359,591
Marc Grandisson
Cash Severance (5)	—		—	—	—	900,000	900,000
Accelerated Vesting of Share-Based Awards (2)	—		—	8,262,268	8,262,268	3,492,518	8,262,268
Health & Welfare (3)	—		—	—	29,143	29,143	29,143
Total	—		—	8,262,268	8,291,411	4,421,661	9,191,411
Mark D. Lyons
Cash Severance (6)	—		—	1,160,000	1,160,000	1,050,000	1,050,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	9,932,599	9,932,599	6,359,040	9,932,599
Health & Welfare (3)	—		—	—	14,067	14,067	14,067
Total	—		—	11,092,599	11,106,666	7,423,107	10,996,666
David H. McElroy
Cash Severance (7)	—		—	—	—	1,300,000	1,300,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	5,192,107	5,192,107	2,649,600	5,192,107
Health & Welfare (3)	—		—	—	25,107	25,107	25,107
Total	—		—	5,192,107	5,217,214	3,974,707	6,517,214
Nicolas Papadopoulo
Cash Severance (8)	—		—	—	—	650,000	650,000
Accelerated Vesting of Share-Based Awards (2)	—		—	5,340,619	5,340,619	2,329,385	5,340,619
Health & Welfare (3)	—		—	—	36,756	36,756	36,756
Total	—		—	5,340,619	5,377,375	3,016,141	6,027,375
_________________________

(1)
In the case of termination (i) due to death, (ii) by the Company without cause or (iii) by the executive for good reason, Mr. Iordanou (or his estate) will be entitled to receive a prorated target bonus based on the termination date plus two times the sum of his base salary and target annual bonus, with such amounts payable (A) in a lump sum as soon as practicable following death but offset by life insurance proceeds received by his estate from coverage provided by the Company and (B) except as otherwise required to be deferred for six months under Section 409A of the Code, over a nine-month period for the other cases as provided in his employment agreement. In the case of termination due to disability, Mr. Iordanou will be entitled to receive a prorated bonus based on the termination date.

(2)
Represents the intrinsic value (i.e., the value based upon the Company’s closing share price on December 31, 2016 or in the case of stock options/SARs, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-

based awards as of December 31, 2016 under the various circumstances presented. With respect to the off-cycle grants made in 2012, which vest in 2017, upon the termination by the Company without cause or by the executive for good reason (other than following a change in control), a pro-rata portion of such award will vest. See “Employment Arrangements” and “Share-Based Award Agreements.”

(3)	Represents the employer cost relating to the continuation of medical insurance coverage under the terms described in each executive’s employment agreement for the various circumstances presented.

(4)
Since Messrs. Iordanou, Lyons, and McElroy are of retirement age (as defined in our plans), any unvested restricted shares/units and unvested stock options/SARs will continue to vest according to the vesting schedule and, in the case of stock options/SARs, the options/SARs will continue to have the full exercise period of 10 years from the date of grant, so long as they do not engage in a competitive activity (as defined in the award agreement). In the event the executives engage in a competitive activity (as defined in the award agreement) following retirement, unvested awards will be forfeited and the exercise periods for vested options/SARs would be reduced.

(5)	In the case of termination by the Company without cause or by the executive for good reason, Mr. Grandisson will be entitled to receive 12 months of base salary payable in equal monthly installments.

(6)
In the case of termination by the Company due to death or disability, Mr. Lyons (or his estate) will receive a prorated bonus based on the termination date. For such purposes, the annual bonus will not be less than the average annual bonus received for the preceding three years. In the case of termination by the Company without cause or by the executive for good reason, Mr. Lyons will be entitled to receive an amount equal to the greater of (i) 18 months of base salary and (ii) the total remaining base salary payable under his agreement, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

(7)
In the case of termination by the Company without cause or by the executive for good reason, Mr. McElroy will be entitled to receive an amount equal to the sum of (i) his annual base salary and (ii) a prorated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date of termination. Such amounts will be paid in 12 equal installments as provided in his employment agreement, except as otherwise required to be deferred for six months under Section 409A of the Code.

(8)	In the case of termination by the Company without cause or by the executive for good reason, Mr. Papadopoulo will be entitled to receive 12 months of base salary payable in equal monthly installments.

Director Compensation
The table below provides information concerning the compensation of our directors for fiscal year 2016. The Company’s Board is led by our chairman, Constantine Iordanou, who is also the chief executive officer of the Company. Please refer to the “Summary Compensation Table” for Mr. Iordanou’s compensation.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
John L. Bunce, Jr.	151,510		74,972	—	—	—	50,000		276,482
Eric W. Doppstadt	142,510		74,972	—	—	—	—		217,482
Kewsong Lee	167,010		74,972	—	—	—	50,000		291,982
Yiorgos Lillikas	173,510		74,972	—	—	—	—		248,482
Deanna M. Mulligan	147,010		74,972	—	—	—	50,000		271,982
Louis J. Paglia	173,510		74,972	—	—	—	50,000		298,482
John M. Pasquesi	163,510		74,972	—	—	—	50,000		288,482
Brian S. Posner	204,510		74,972	—	—	—	50,000		329,482
Eugene S. Sunshine	172,010		74,972	—	—	—	13,625		260,607
John D. Vollaro	700,000	(4)	—	—	—	—	73,427	(5)	773,427
_________________________

(1)
Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $125,000. Each such director may elect to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $2,500 for each Board meeting attended and $1,500 for each committee meeting attended. In addition, each non-employee director serving as chairman of the audit committee receives an annual fee of $50,000, and other members of the audit committee receive an annual fee of $25,000. Each non-employee director serving as chairman of the finance, investment, and risk committee receives an annual fee of $15,000 and the chairmen of other committees receive an annual fee of $10,000. Accordingly, this column includes the annual retainer (whether paid in cash or, at the election of the director, in common shares), meeting fees and committee chairman and retainer fees, as applicable. For the 2016-2017 annual period, Messrs. Doppstadt and Sunshine received their annual retainer fees in the form of cash and Ms. Mulligan and Messrs. Bunce, Lee, Lillikas, Paglia, Pasquesi and Posner received their annual retainers in the form of 1,777 common shares.

(2)
Each year, the non-employee directors are granted a number of restricted shares equal to $75,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares vest on May 1st of the following year. The grant date fair value indicated in the table has been calculated in accordance with FASB ASC Topic 718 Compensation—Stock Compensation. On May 6, 2016, each non-employee director received 1,066 restricted common shares, which will vest on May 1, 2017. With respect to Ms. Mulligan, such restricted shares were canceled on February 23, 2017, the date of her resignation.

The aggregate number of share awards outstanding (i.e., unvested) as of December 31, 2016 for Ms. Mulligan and Messrs. Bunce, Doppstadt, Lee, Lillikas, Paglia, Pasquesi, Posner and Sunshine was 1,066 common shares. In addition, as of December 31, 2016, Mr. Vollaro had 104,250 outstanding SARs, which were awarded while he was chief financial officer of the Company. For additional information on ownership of the Company’s securities, please refer to “Security Ownership of Certain Beneficial Owners and Management.”

(3)
The amounts in the “All Other Compensation” column for Ms. Mulligan and Messrs. Bunce, Lee, Paglia, Pasquesi, Posner, and Sunshine include matching gifts made under the Company’s matching gift program.

(4)
Mr. Vollaro is a senior advisor and an employee of the Company. Mr. Vollaro’s employment agreement provides that he receives an annual base salary of $250,000 and a bonus determined by the compensation committee and the Board of Directors for his role as Senior Advisor of the Company. For 2016, Mr. Vollaro received a cash bonus of $450,000. In addition, Mr. Vollaro serves as chairman of the underwriting and oversight committee and is a member of the finance, investment and risk committee of the Board. A description of Mr. Vollaro’s employment agreement is included below.

(5)
The amount for Mr. Vollaro includes: (a) $32,500 in contributions to our defined contribution plans and (b) $6,232, which represents an additional payment to reimburse Mr. Vollaro for the approximate amount of additional tax liability for club dues. In addition, the total amount also includes the payment for club dues, life insurance premiums and tax preparation services, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for Mr. Vollaro.

In addition to the above arrangements, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees. The Company also provides a matching gift program pursuant to which the Company matches eligible contributions by non-employee directors to qualified charitable organizations. During 2016, the Company made an aggregate of approximately $314,000 in matching contributions on behalf of the non-employee directors.
Employment Agreement of John D. Vollaro
ACGL and John Vollaro entered into an employment agreement with a term extending through April 1, 2018. The employment period will continue on the same terms and conditions for an indefinite period until terminated by either party by providing at least six months’ prior written notice to the other party. Pursuant to the agreement, Mr. Vollaro has served as Senior Advisor of ACGL since April 1, 2009. Mr. Vollaro’s base salary is paid at the rate $250,000 per annum, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Vollaro is eligible to receive annual cash bonuses and share-based awards at the discretion of ACGL’s Board of Directors and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred traveling between Bermuda and the United States.
The agreement provides that if Mr. Vollaro’s employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to the sum of the total remaining base salary and target annual bonus which would have been paid to Mr. Vollaro under his employment agreement for the period through the later of (a) the end of the original term of the agreement and (b) six months after the date of termination of employment (the “Severance Amount”). The Severance Amount would be payable over 12 months. The agreement also provides that if Mr. Vollaro’s employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Vollaro’s employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive for the period extending through the remainder of the employment period, an amount equal to the Severance Amount, in each case, (i) offset by any proceeds received from any insurance coverages provided by the Company, and (ii) such amount, will be paid to him (or his estate) promptly upon death or permanent disability, as applicable, and in no event later than March 15 of the calendar year following the calendar year of such termination of employment. Mr. Vollaro’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason.
Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro’s employment without cause or he terminates for good reason, the term of his non-competition period will extend for one year following termination. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Matters Relating to Director Share Ownership
In an effort to further align the interests of the non-employee directors with the interests of shareholders, the Company has adopted share ownership guidelines that require the directors to retain common shares having a value of at least three times the annual cash retainer fee payable to the director. Each non-employee director has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement. Until our non-employee directors meet their target ownership levels, they must retain an amount equal to 50% of the net profit shares received from Company equity awards until he or she has attained the applicable share ownership level. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares. Under the insider trading policy included in our Code of Business Conduct, our non-employee directors are not permitted to engage in hedging activities with respect to the Company’s securities. Specifically, these insiders may not engage in short sales, purchases on margin or buying or selling put options or call options with respect to our securities.
Security Ownership of Certain Beneficial Owners and Management
    Common Shares
The following table sets forth information available to us as of March 8, 2017 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned(1)	(B) Rule 13d-3 Percentage Ownership(1)
Artisan Partners Holdings LP (2) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	18,451,471	15.0%
Cascade Investment, L.L.C. (3) 2365 Carillon Point Kirkland, Washington 98033	11,511,099	9.4%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	9,170,623	7.5%
Baron Capital Group, Inc. (5) 767 Fifth Avenue New York, New York 10153	8,765,845	7.1%
BlackRock Inc. (6) 55 East 52nd Street New York, NY 10022	8,708,870	7.1%
FPR Partners, LLC (7) 199 Fremont Street, Suite 2500 San Francisco, CA 94105	6,155,704	5.0%
Constantine Iordanou (8)	3,525,629	2.8%
John L. Bunce, Jr. (9)	685,965	*
Eric W. Doppstadt (10)	13,847	*
Kewsong Lee (11)	244,347	*
Yiorgos Lillikas (12)	15,996	*
Louis J. Paglia (13)	5,134	*
John M. Pasquesi (14)	1,753,031	1.4%
Brian S. Posner (15)	20,382	*
Eugene S. Sunshine (16)	3,357	*
John D. Vollaro (17)	213,685	*
Marc Grandisson (18)	769,286	*
Mark D. Lyons (19)	156,443	*
David H. McElroy (20)	67,414	*
Nicolas Papadopoulo (21)	374,993	*
All directors and executive officers (17 persons) (22)	8,341,837	6.6%
_________________________
*    Denotes beneficial ownership of less than 1%

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 8, 2017. Therefore, column (B) has been computed based on (a) 123,006,447 common shares actually outstanding as of March 8, 2017; and (b) solely with respect to the person whose Rule 13d-3 Percentage Ownership of common shares is being computed, common shares that may be acquired within 60 days of March 8, 2017 upon the exercise of options held only by such person. All references to “options” in the above table and the related footnotes include SARs, as applicable.

(2)
Based on a Schedule 13G/A filed with the SEC on February 3, 2017 jointly by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc. (“APAM”) and Artisan Partners Funds, Inc. (“Artisan Funds”). APLP is an investment advisor and Artisan Funds is an investment company. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments. Artisan Investments is the general partner of APLP and APAM is the general partner of Artisan Holdings. The Schedule 13G/A reported that the common shares have been acquired on behalf of discretionary clients of APLP, which holds 18,451,471 common shares, including 8,340,148 common shares on behalf of Artisan Funds. In addition, the Schedule 13G/A reported that (a) APLP, Artisan Investments, Artisan Holdings and APAM each has shared voting with respect to 16,710,936 common shares and shared dispositive power with respect to 18,451,471 common shares and (b) Artisan Funds has shared voting and dispositive power with respect to 8,340,148 common shares.

(3)
Based on a Schedule 13G/A filed with the SEC on February 14, 2013 jointly by Cascade Investment, L.L.C. (“Cascade”) and William H. Gates III. In the Schedule 13G/A, it is reported that Cascade has sole voting and dispositive power with respect to 11,511,099 common shares. In addition, all common shares held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.

(4)
Based on a Schedule 13G/A filed with the SEC on February 9, 2017 by The Vanguard Group (“Vanguard”). In the Schedule 13G/A it is reported that Vanguard has shared dispositive power with respect to 128,240 common shares, sole voting power with respect to 98,960 shares, shared voting power with respect to 32,525 common shares and sole dispositive power with respect to 9,042,383 common shares.

(5)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2017 jointly by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (collectively, the “Baron Group”). In the Schedule 13G/A, the Baron Group reported that BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that (a) BCG has shared voting power with respect to 8,412,845 common shares and shared dispositive power with respect to 8,765,845 common shares; (b) BAMCO has shared voting power with respect to 8,033,396 common shares and shared dispositive power with respect to 8,386,396 common shares; (c) BCM has shared voting power with respect to 379,449 common shares and shared dispositive power with respect to 379,449 common shares; and (d) Ronald Baron has shared voting power with respect to 8,412,845 common shares and shared dispositive power with respect to 8,765,845 common shares.

(6)
Based on a Schedule 13G/A filed with the SEC on January 19, 2017 by BlackRock Inc. (“BlackRock”). In the Schedule 13G/A, it is reported that BlackRock has sole voting power with respect to 7,608,558 common shares and sole dispositive power with respect to 8,708,870 common shares.

(7)
Based on a Schedule 13G/A filed with the SEC on February 14, 2017 jointly by FPR Partners, LLC (“FPR”), Andrew Raab and Bob Peck. In the Schedule 13G/A, it is reported that FPR, Andrew Raab and Bob Peck each have shared voting and shared dispositive power with respect to 6,155,704 common shares.

(8)
Amounts in columns (A) and (B) reflect (a) 159,651 common shares owned directly by Mr. Iordanou (including 105,781 restricted shares, which are subject to vesting); (b) 593,245 common shares owned by limited liability companies, for which Mr. Iordanou serves as the managing member for the benefit of members of his family; (c) 430,538 common shares, which are held by two grantor retained annuity trusts; (d) stock options and SARs with respect to 673,266 common shares that are exercisable currently or within 60 days of the date hereof; (e) stock options and SARs with respect to 1,657,313 common shares that are exercisable currently or within 60 days of the date hereof, which are held by three grantor retained annuity trusts; and (f) 11,616 common shares owned by Mr. Iordanou’s child. Amounts do not include (a) stock options and SARs with respect to 46,100 common shares that are not exercisable within 60 days of the date hereof, (b) stock options and SARs with respect to 59,681 common shares that are not exercisable within 60 days of the date hereof, which are held by two grantor retained annuity trusts, and (c) 53,004 restricted common share units that will be settled in common shares after the termination of Mr. Iordanou’s employment (or, if earlier, December 31, 2017) as provided in the award agreement. Mr. Iordanou disclaims beneficial ownership of all shares owned by his child and 393,299 shares held by trusts for certain of his children. Mr. Iordanou holds a security agreement with respect to 53,870 common shares, which are owned directly.

(9)	Amounts in columns (A) and (B) reflect 685,965 common shares owned directly by Mr. Bunce.

(10)	Amounts in columns (A) and (B) reflect 13,847 common shares owned directly by Mr. Doppstadt.

(11)	Amounts in columns (A) and (B) reflect 244,347 common shares owned directly by Mr. Lee.

(12)	Amounts in columns (A) and (B) reflect (a) 15,911 common shares owned directly by Mr. Lillikas and (b) 85 common shares owned by his child.

(13)	Amounts in columns (A) and (B) reflect 5,134 common shares owned directly by Mr. Paglia.

(14)
Amounts in columns (A) and (B) reflect (a) 668,781 common shares owned by Otter Capital LLC, for which Mr. Pasquesi serves as the Managing Member; (b) 1,030,669 common shares owned indirectly by revocable trusts for which Mr. Pasquesi and his spouse are the trustees; (c) 52,515 common shares owned indirectly by a family limited partnership; and (d) 1,066 common shares owned directly by Mr. Pasquesi. In addition, 573,957 common shares held by the trusts and by the family limited partnership are subject to a security agreement, which is not currently being utilized. This security agreement provides for a secured loan of up to 30% of the total market value of the common shares subject to the security agreement.

(15)	Amounts in columns (A) and (B) reflect 20,382 common shares owned directly by Mr. Posner.

(16)	Amounts in columns (A) and (B) reflect 3,357 common shares owned directly by Mr. Sunshine.

(17)
Amounts in columns (A) and (B) reflect (a) 109,435 common shares owned by a revocable trust for which Mr. Vollaro serves as trustee and (b) stock options and SARs with respect to 104,250 common shares that are exercisable currently.

(18)
Amounts in columns (A) and (B) reflect (a) 585,562 common shares owned directly by Mr. Grandisson (including 69,273 restricted shares, which are subject to vesting); (b) 660 common shares owned by his spouse; and (c) stock options and SARs with respect to 183,064 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 69,273 common shares that are not exercisable within 60 days of the date hereof.

(19)
Amounts in columns (A) and (B) reflect (a) 113,434 common shares owned directly by Mr. Lyons (including 78,523 restricted shares, which are subject to vesting) and (b) stock options and SARs with respect to 43,009 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include (a) stock options and SARs with respect to 78,523 common shares that are not exercisable within 60 days of the date hereof; and (b) 86,722 restricted common share units, which will be settled in common shares after the termination of Mr. Lyons’ employment as provided in the award agreements.

(20)
Amounts in columns (A) and (B) reflect (a) 6,565 common shares owned directly by Mr. McElroy and (b) stock options and SARs with respect to 60,849 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include (a) stock options and SARs with respect to 42,601 common shares that are not exercisable within 60 days of the date hereof; and (b) 60,850 restricted common share units (including 42,601 restricted common share units, which are subject to vesting) and will be settled in common shares after the termination of Mr. McElroy’s employment as provided in the award agreements.

(21)
Amounts in columns (A) and (B) reflect (a) 254,024 common shares owned directly by Mr. Papadopoulo (including 44,658 restricted shares, which are subject to vesting) and (b) stock options and SARs with respect to 120,969 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include (a) stock options and SARs with respect to 44,658 common shares that are not exercisable within 60 days of the date hereof.

(22)
In addition to securities beneficially owned by the directors and the named executive officers reflected in the table, includes an aggregate of 492,328 common shares, including common shares issuable upon exercise of stock options and SARs that are exercisable currently or within 60 days of the date hereof, which are beneficially owned by executive officers who are not directors of ACGL.

Preferred Shares
The following table sets forth information available to us as of March 8, 2017 with respect to the ownership of our non-cumulative preferred shares by (1) each director and named executive officer of ACGL who owns such shares and (2) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Our preferred shares are not convertible into common shares, and the holders of the preferred shares do not have any voting rights (except under certain limited circumstances). For a description of the terms of our preferred shares, please see note 19, “Shareholders’ Equity,” of the notes accompanying our consolidated financial statements included in our 2016 Annual Report.

Preferred Shares
Name of Beneficial Owner	Number of Series C Preferred Shares Beneficially Owned	Percentage of Class Owned	Number of Series E Preferred Shares Beneficially Owned	Percentage of Class Owned
Constantine Iordanou (1)	7,800	*	—	*
Brian S. Posner	7,500	*	6,000	*
All directors and executive officers (17 persons)	19,300	*	6,000	*
_________________________
*    Denotes beneficial ownership of less than 1%

(1)	6,000 of such preferred shares are directly owned by Mr. Iordanou and 1,800 preferred shares are owned by Mr. Iordanou’s spouse.
Ownership of Watford Holdings Ltd. Shares
We, through certain of our subsidiaries, serve as insurance portfolio manager for Watford Re, a subsidiary of Watford and a privately held multi-line Bermuda reinsurance company. We own common and preferred interests in Watford and have the right to designate two members of Watford’s six member board of directors. In addition, Watford has 9,065,200 cumulative redeemable preference shares outstanding with a liquidation preference of $25.00 per share. The preference shares are not convertible into or exchangeable for any other securities or property of Watford and do not have other general rights such as voting powers. For additional information about the terms of the preference shares, please see note 4, “Variable Interest Entity and Noncontrolling Interests,” of the notes accompanying our consolidated financial statements included in our 2016 Annual Report. We consolidate Watford’s financial results under applicable accounting principles. The following table sets forth information available to us as of March 8, 2017 with respect to the ownership of common and preferred shares of Watford, by (1) each director and named executive officer of ACGL who owns such shares and (2) all of the directors and executive officers as a group.

Ownership of Watford Shares
Name of Beneficial Owner	(A) Number of Watford Common Shares Beneficially Owned(1)	(B) Rule 13d-3 Percentage Owned	(C) Number of Watford Preferred Shares Beneficially Owned(2)	(D) Percentage of Class Owned
Constantine Iordanou	50,000	*	120,000	1.3%
Kewsong Lee	62,500	*	—	*
John M. Pasquesi	125,000	*	—	*
Brian S. Posner	6,250	*	—	*
Marc Grandisson	125,000	*	—	*
Mark D. Lyons	6,250	*	—	*
Nicolas Papadopoulo	62,500	*	—	*
All directors and executive officers (17 persons)	443,750	2.0%	130,000	1.4%
_________________________
*    Denotes beneficial ownership of less than 1%
(1)     The purchase price for such shares was $40.00 per share.
(2)     The purchase price for such shares was $24.50 per share.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2016.

Certain Relationships and Related Transactions
Generally, transactions with related persons are subject to the review by the Board of Directors of ACGL. The Board of Directors has adopted written procedures regarding the review of transactions involving companies affiliated with a company in which a non-employee director or executive officer of ACGL has a material interest (each a “portfolio company”), on the one hand, and ACGL or one of its subsidiaries, on the other hand.
Under the procedures, these transactions must be reviewed and approved by the management of ACGL or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm’s-length or on terms that are otherwise fair to ACGL and its subsidiaries. In addition, these transactions also require the approval of ACGL under its holding company oversight guidelines, except for the following: (1) ordinary course transactions pursuant to which any insurance subsidiary of ACGL writes a direct insurance policy for a portfolio company unless a non-U.S. subsidiary will receive $3 million or more in annual premiums and (2) a transaction in which a U.S.-based subsidiary of ACGL (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which such U.S.-based insurance subsidiary of ACGL will receive $3 million or more in annual premiums, in which case, the general counsel of Arch Capital Services Inc. should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASDAQ and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board of Directors is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.
Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is a director of the law firm of Conyers Dill & Pearman Limited, which provides legal services to the Company and its subsidiaries.
See also “Compensation Committee Interlocks and Insider Participation” for a description of transactions with certain related persons.
In 2013, a subsidiary of Arch Re (Bermuda) engaged Baron Capital Management Inc. (“BCM”) in the ordinary course of business to manage a global equity portfolio based on the Baron Real Estate Strategy. The portfolio, which totaled $114.6 million at December 31, 2015, was liquidated in August 2016. Arch Re (Bermuda) recorded $0.2 million of fees to BCM during 2016. Based on a Schedule 13G/A filed in February 2017, The Baron Capital Group, Inc., an affiliate of BCM, owns 7.1% of the outstanding common shares of ACGL.
Based on a Schedule 13G/A filed in January 2017, BlackRock owned approximately 7.1% of the outstanding common shares of ACGL as of January 19, 2017. BlackRock, through its subsidiaries, provides various investment management, investment trade support and investment accounting and risk analysis services to ACGL and its subsidiaries. During 2016, the Company incurred approximately $13.2 million of fees, in the aggregate, under these services arrangements with BlackRock.
In January 2017, the Company and Kelso & Co. (“Kelso”), sponsored Premia Reinsurance Ltd., a newly-formed multiline Bermuda reinsurance company (“Premia Re”). Premia Re’s strategy is to reinsure or acquire companies or reserve portfolios in the non-life property and casualty insurance and reinsurance run-off market. The initial capitalization of Premia Re’s parent, Premia Holdings Ltd. (“Premia”), consists of $400.0 million in common equity and $110.0 million in unsecured senior debt. Arch Re (Bermuda) and certain Arch co-investors, including senior management of Premia, invested $100.0 million and acquired approximately 25% of Premia’s common equity as well as warrants to purchase additional common equity. One of the co-investors included Nicolas Papadopoulo, CEO of Arch Reinsurance Group, who invested $2.5 million on the same economic terms. Affiliates of Kelso, along with co-investors of Kelso, invested $300.0 million and acquired the balance of Premia’s common equity as well as warrants to purchase additional common equity. Arch Re (Bermuda) will provide a 25% whole account quota share reinsurance treaty on business written by Premia Re, and another subsidiary of ACGL will provide certain administrative and support services to Premia, in each case for a specified period of time.

From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with beneficial owners of more than 5% of our outstanding voting shares or directors of ACGL may have an ownership or other interest.

PROPOSAL 2—ELECTION OF SUBSIDIARY DIRECTORS
Under our bye-law 75, the Boards of Directors of any of our subsidiaries that are incorporated in Bermuda, the Cayman Islands and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as designated company directors (“Designated Company Directors”).
The persons named below have been nominated to serve as Designated Company Directors of our non-U.S. subsidiaries indicated below. Unless authority to vote for a nominee is withheld, the enclosed proxy will be voted for the nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that the nominee is unable or declines to serve.

Arch Capital Holdings Ltd.	Arch Investment Property Holdings Ltd.
Graham B.R. Collis	Robert Appleby
Mark D. Lyons	W. Preston Hutchings
David J. Mulholland

Arch Investment Holdings I Ltd. Arch Investment Holdings II Ltd. Arch Investment Holdings III Ltd. Arch Investment Holdings IV Ltd.	Arch Risk Transfer Services Ltd. Alternative Re Holdings Limited Alternative Re Limited Alternative Underwriting Services, Ltd.
W. Preston Hutchings	Graham B.R. Collis
Mark D. Lyons	Mark D. Lyons
David J. Mulholland

Arch Reinsurance Ltd.	Arch Investment Management Ltd.
Nicolas Papadopoulo	W. Preston Hutchings
Maamoun Rajeh	Constantine Iordanou
Scott Stirling	Mark D. Lyons

Arch Mortgage Insurance Designated Activity Company	Arch Reinsurance Europe Underwriting Designated Activity Company
Anthony Asquith	Anthony Asquith
Michael Constantinides	Ian Britchfield
Stephen J. Curley	Michael Hammer
Seamus Fearon	Jason Kittinger
Beau H. Franklin	Gerald König
Giuliano Giovannetti	Maamoun Rajeh
Mark Nolan	Søren Scheuer
Andrew T. Rippert

Alwyn Insurance Company Limited	Arch Underwriters Ltd.
Paul Cole	Nicolas Papadopoulo
Michael Feetham	Maamoun Rajeh
Elisabeth Quinn	Scott Stirling
Maamoun Rajeh
William A. Soares

Arch Global Services Holdings Ltd.
Dennis R. Brand
François Morin

Arch Insurance Company (Europe) Limited	Arch Insurance Canada Ltd.
Pierre-Andre Camps	Patrick Mailloux
Nick Denniston	Robert McDowell
Michael H. Kier	David H. McElroy
Jason Kittinger	Michael Price
Patrick Mailloux	Arthur Scace
Paul Martin	Hugh Sturgess
David H. McElroy	Ross Totten
Matthew Shulman	Gerald Wolfe
Budhi Singh

Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated in this Proposal 2)
François Morin
Nicolas Papadopoulo
Maamoun Rajeh
Mr. Appleby, 55, has served as a director of Arch Investment Property Holdings Ltd. since November 2016. He is currently Joint Chief Investment Officer for ADM Capital, a global investment manager, which he founded in Hong Kong with his business partner during the Asian financial crisis of 1997. Prior to this, he served 13 years with Lehman Brothers in London, New York and Singapore. In 2006, Mr. Appleby assisted with the formation and is also a director of the ADM Capital Foundation, a philanthropic organization closely associated with environmental conservation. Mr. Appleby is a graduate of St Peter’s College, Oxford and holds an MA in Zoology.
Mr. Asquith, 64, has served as a director of Arch Mortgage since March 2012 and of Arch Re Europe since October 2016. He began his career with the British Army, retiring in 1981 with the rank of Captain. From 1981 to 2010, Mr. Asquith served in senior management roles at two reinsurance broking companies, E.W. Payne and Guy Carpenter, including the roles of Managing Director and Global Client Development Manager for Guy Carpenter & Co. Ltd. Mr. Asquith is a graduate of the Royal Military Academy Sandhurst, England, and the University College of Wales in Wales.
Mr. Brand, 66, joined Arch Insurance Group in the U.S. in 2004 as Senior Vice President and Chief Reinsurance Officer. He currently serves as Senior Executive Vice President and Chief Administration Officer at Arch Insurance Group where he oversees reinsurance, finance, information technology, actuarial, corporate underwriting, human resources, legal and premium audit departments. Prior to joining Arch, Mr. Brand has held various positions in the insurance industry: first in finance, then in assumed underwriting and ceded reinsurance, as well as serving in other operational roles in the industry. Mr. Brand has over 39 years of reinsurance and executive management experience through positions held at Kemper and Reliance. Mr. Brand holds a B.A. in Business from West Virginia University; he has also served in the United States Navy.
Mr. Britchfield, 48, has served as a director of Arch Re Europe since February 2015. Between 2004 and 2014 he was Managing Director of RenaissanceRe Dublin, Ireland operations. A Chartered Accountant, Mr. Britchfield started his career with PricewaterhouseCoopers where he spent seven years in their Ireland and Bermuda offices. He then served as director of Aon Insurance Managers in Dublin prior to joining RenaissanceRe. He is a Fellow of the Institute of Chartered Accountants in Ireland and a Member of the Institute of Directors.
Mr. Camps, 56, has over 30 years of experience in the non-life insurance industry in the U.K. and France. Most recently, Mr. Camps served as Chief Risk and Compliance Officer for Tokio Marine Kiln Insurance Limited and also held a variety of senior positions there, including head of corporate planning, country manager and chief property underwriter. Mr. Camps holds an M.B.A. and a master’s degree in Law from the Université Paris 1 Panthen-Sorbonne.
Mr. Cole, 44, has served as a director of Alwyn Insurance Company Limited (“Alwyn Insurance”) since July 2011. He is currently a director of Quest Insurance Management (Gibraltar) Limited (“Quest”), a company that specializes in providing management services to insurance company clients, which he joined in 2007. Prior to joining Quest, he held senior roles for several years within the investment banking division of HSBC Bank plc. He is also an Associate Member of the Chartered Institute of Management Accountants and is a Member of the Chartered Institute of Insurers.
Mr. Collis, 56, has practiced law at Conyers Dill & Pearman Limited in Bermuda since 1992, where he has been a director since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.
Mr. Constantinides, 68, has served as a director of Arch Mortgage since October 2012. From 1974 to 2011, Mr. Constantinides held several positions at the Civil Service of the Republic of Cyprus. From 2000 to 2004, he served as Director General (Permanent Secretary) Ministry of Agriculture, Natural Resources and the Environment of Cyprus, and from 2004 to 2011, he served as Director General (Permanent Secretary) Ministry of Communications and Works of Cyprus. Mr. Constantinides is the Honorary Chairman of Flight Safety Foundation (“FSF”) of the Mediterranean Region and served as a Chairman of FSF from 2008 until 2014. From October 2012 until August 2014, he served on the Board of Directors (Chairman) of Hippokrateon Private Hospital in Nicosia, Cyprus. He is a graduate of Queen Mary College, University of London with a degree in Mechanical Engineering and holds an M.Sc. from the University of Minnesota. He was a Fulbright Scholar (Hubert Humphrey Fellow) at the University of Washington.

Mr. Curley, 65, has served as a director of Arch LMI Pty Ltd (“Arch LMI”) since November 2014 and of Arch Mortgage since August 2016. He was a partner of Deloitte LLP from 2001 to 2007 in the insurance consultancy area and also established a new insurance actuarial and management consultancy business in Japan during that period. From 2007 to 2014, Mr. Curley was a principal and director of Finity Consulting Pty Limited, an independent insurance and actuarial firm serving the general insurance industry in Australia. Mr. Curley currently serves on the general insurance faculty Board of the Australian and New Zealand Institute of Insurance and Finance. He holds a Bachelor of Economics from the Australian National University, is a Certified Practicing Accountant and is a Fellow of the Australian Institute of Company Directors.
Mr. Denniston, 62, is currently an independent consultant acting for a number of companies including FTI Consulting in the United Kingdom with over 35 years of experience in the financial services sector. Between 2004 and 2009, he was group Finance Director and a board member of Argo Underwriting Agency plc (formerly Heritage Underwriting Agency plc). Prior to that, he was a Managing Director of Securitas Capital, a Swiss Re private equity fund from 2000 to 2003. From 1995 to 1999, he was Finance Director of CDC Capital Partners, a U.K. government-owned investment business. From 1982 to 1995, he worked at SG Warburg in various finance positions, including Executive Director, working on mergers and acquisitions and equity issues. Mr. Denniston qualified as a Chartered Accountant with Arthur Young in London in 1981.
Mr. Fearon, 36, joined ACGL in September 2012 and currently serves as the Chief Actuary. Prior to joining ACGL, Mr. Fearon was Associate Director and Actuary for KPMG Dublin from 2008 to 2012 and, from 2003-2008, Mr. Fearon was Pricing Actuary for Aviva General Insurance Ltd. Mr. Fearon is a Fellow of the Institute and Faculty of Actuaries and holds a B.Sc. in Actuarial and Financial Mathematics from Dublin City University.
Mr. Feetham, 72, joined the board of directors of Alwyn Insurance in December 2011. Mr. Feetham served as a Member of the Gibraltar Parliament from 1984 to 1996 and Minster for Trade and Industry with responsibility for Gibraltar’s Economic Development, Trade, Port and the Finance Centre from 1988 to 1996. During this time, his responsibilities included the introduction of key financial services legislation in Gibraltar. Since 1996, Mr. Feetham has served as a director for several companies in Gibraltar and a consultant. He also established a business development company based in Lima, Peru in 2011.
Mr. Franklin, 47, joined ACGL in 2008 to assist in the development of the mortgage insurance segment and left in early 2010 to pursue personal interests. In 2012, Mr. Franklin consulted with ACGL to determine the feasibility of developing an Australian domiciled mortgage insurer. In May 2015, Mr. Franklin was appointed Chief Executive Officer of Arch LMI. Prior to joining ACGL and for the period from 1998 to September 2008, Mr. Franklin was President and Chief Executive Officer of Financial Security Assurance International Ltd., and a director of XL Financial Assurance Ltd, which later became Syncora Capital Assurance Ltd. Mr. Franklin holds a B.A. from Bond University in Australia.

Mr. Giovannetti, 49, is President and Chief Executive Officer of Arch Mortgage in Dublin. Since January 2014, he has also served as a director of Arch Mortgage. He has also served as a director of Arch Underwriters Europe Limited (“Arch Underwriters Europe”) since July 2015. He started his career as a strategy consultant with McKinsey & Co. between 1994 and 2000 focusing on financial institutions. He has held several entrepreneurial and managerial roles in the corporate finance and real estate sectors. In particular, between 2004 and 2008, he was the country manager for Italy and later the head of the European branches of PMI Europe, a mortgage insurer. He holds an M.Sc. in Electronic Engineering from Politecnico di Milano and an M.B.A. from Insead.

Mr. Hammer, 50, has served as President and Chief Executive Officer of Arch Re Europe since September 2014 and as director of Arch Underwriters Europe since July 2015. He previously served as Head of Credit & Surety of Arch Re Europe from August 2012. He joined Arch Re Europe in April 2012 as a management team member of the former Ariel Re Credit & Surety team since August 2009. From 1996 to 2009, Mr. Hammer held a variety of senior underwriting positions at Swiss Re in Zurich and London both in credit & surety reinsurance and corporate insurance. He also served in several underwriting positions at American International Group, Inc. between 1992 and 1996 in New York, Paris and Frankfurt in corporate risk financing. He holds a Masters in Risk Management and Insurance from St. Gallen University, Switzerland.
Mr. Hutchings, 60, has served as President of Arch Investment since April 2006 and Senior Vice President and Chief Investment Officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was at RenaissanceRe from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.
Mr. Iordanou, 67, has been Chairman of the Board of ACGL since November 6, 2009 and Chief Executive Officer of ACGL since August 2003. From August 2003 through December 31, 2015, he served as President of ACGL. He has been a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was Chief Executive Officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of group operations and business development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich-American and Chief Executive Officer of Zurich North America. Prior to joining Zurich, he served as President of the commercial casualty division of the Berkshire Hathaway Group and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University.
Mr. Kier, 70, is currently an independent consultant with over 40 years of experience in the insurance and reinsurance markets. He was a consultant to the Heath Lambert Group in the U.K., having served prior to that time as Chairman of the Lloyd’s broker, Heath Lambert Ltd. He has extensive management and broking experience, having been Chairman of CE Heath Plc and Chief Executive Officer of Fielding & Partners in the U.K. He is currently a producer/broker consultant to Aon.
Mr. Kittinger, 37, joined Arch Insurance Europe in May 2006 and has served as Vice President, Financial Controller and more recently in the role of Senior Vice President, Finance Director. Prior to May 2006, Mr. Kittinger spent four years at Arch Insurance Group. Mr. Kittinger has a B.S. in Business Administration with a concentration in accounting from Samford University and is a Certified Public Accountant.
Mr. König, 59, has served as a director of Arch Re Europe since October 2014. He is currently Chief Executive Officer of PRS Prime Re Services in Switzerland, which he joined in January 2014. He began his career in 1986 as an underwriter of non-life reinsurance business at Frankona Re in Munich. He served in multiple senior roles after Frankona Re was acquired in 1995 by General Electric Co. From July 2003 until December 2006, he was a member of the Board of Management of GE Frankona Re. From 2007, Mr. König served as Chief Executive Officer of the Swiss Branch of Montpelier Re Bermuda and at the same time served as Lloyd’s Coverholder on behalf of Syndicate 5151 until December 2013. He holds a degree from the University of Munich in Economics, Business Administration, Political Sciences and Health Care Economics.
Mr. Lyons, 60, has served as Executive Vice President, Chief Financial Officer and Treasurer of ACGL since September 2012, and he also serves as a member of the Company’s Executive Strategy Committee. From September 2012 to May 2015 he functioned as Chief Risk Officer. Prior to that, he served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an officer position of ACGL, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2008. Prior thereto, he served as President and Chief Operating Officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as Executive Vice President of group operations and Chief Actuary of Arch

Insurance Group from August 2003. From August 2002 to 2003, he was Senior Vice President of group operations and Chief Actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was Executive Vice President of product services at Zurich U.S. From 1987 until 1992, he was a Vice President and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. in Mathematics from Elizabethtown College. He is also an Associate of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. Mr. Lyons is a trustee of Elizabethtown College and on the Board of Visitors for the Wake Forest University School of Business.
Mr. Mailloux, 56, is an Executive Vice President with Arch Insurance Group. Prior to joining Arch Insurance Group in 2014, Mr. Mailloux served in many executive roles with the Swiss Reinsurance Group (“Swiss Re”) over his 23-year tenure. These included Chief Executive Officer and President of Swiss Reinsurance America Corporation, Member of the Americas Division’s Management Board, Chief Operating Officer of the Americas Division, President and Chief Executive Officer of Swiss Re Canada and Senior Vice President and Chief Financial Officer of the Canadian operation. Mr. Mailloux’s other executive roles at Swiss Re have included treaty marketing and underwriting and actuarial and consulting experience. He began his career in 1984 as an Actuarial Analyst with Fireman’s Fund Insurance in Toronto and served as an actuary and officer with Prudential Assurance in Montreal. Mr. Mailloux has a B.Sc. degree in Actuarial Studies from Université Laval in Quebec City and an M.B.A. from McGill University in Montreal. He is also a Fellow of the Casualty Actuarial Society and the Canadian Institute of Actuaries as well as a Chartered Financial Analyst.
Mr. Martin, 52, is a Fellow of the Institute and Faculty of Actuaries in the U.K. with nearly 30 years of experience in the global property and casualty insurance and reinsurance market with extensive experience of actuarial and risk matters. He previously spent 18 years with the Catlin Group, initially as Group Chief Actuary and ultimately as Group Chief Risk Officer leading a large team of professionals worldwide. He is also currently a director of International General Insurance Company (UK) Limited.
Mr. McDowell, 70, has served as a director of Arch Insurance Canada Ltd. (“Arch Insurance Canada”) since July 2012. Mr. McDowell is a partner of Fasken Martineau DuMoulin LLP, a law firm in Canada, and has been with the firm since 1970. He is Chair of the firm’s financial institutions group. He specializes in transactional, financing, corporate, governance and regulatory work for insurance companies and deposit-taking institutions. He is a graduate of Osgoode Hall Law School.
Mr. McElroy, 58, has served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an officer position of ACGL, since September 2012, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2012. He also serves as a member of the Company’s Executive Strategy Committee. He joined Arch Insurance Group in 2009 as the President of the Financial and Professional Liability Group, which is comprised of the executive assurance, professional liability, surety and healthcare lines. Prior to joining Arch Insurance Group, Mr. McElroy was a Senior Vice President at The Hartford. He joined The Hartford in 2000 from the acquisition of the directors and officers and errors and omissions business of Reliance National. He started his career at Chubb. Mr. McElroy is a graduate of Temple University with a B.A. in Business Administration.
Mr. Morin, 49, has served as Chief Risk Officer and Chief Actuary of ACGL since May 2015. He joined ACGL in October 2011 as Chief Actuary and Deputy Chief Risk Officer. From January 1990 through September 2011, Mr. Morin served in various roles for Towers Watson & Co. and its predecessor firm Towers Perrin Forster & Crosby, including its actuarial division, Tillinghast. He holds a B.Sc. in Actuarial Science from Université Laval in Canada. He is a Fellow of the Casualty Actuarial Society, a Chartered Financial Analyst, a Chartered Enterprise Risk Analyst, and a Member of the American Academy of Actuaries.
Mr. Mulholland, 50, has served as Senior Vice President and Chief Administrative Officer of Arch Investment since November 2011. Prior to November 2011, he served as Vice President at Arch Investment, which he joined in January 2006. Prior to that time, he spent 11 years at STW Fixed Income Management where he held the title of Principal and Portfolio Manager. From 1990 to 1994, he worked as a money market and foreign exchange trader in the treasury department of the Bank of Butterfield in Bermuda. Mr. Mulholland holds a B.S. with a concentration in finance from Boston University.
Mr. Nolan, 50, joined Arch Re Europe in November 2008 as Finance Director. He has served as a director for Arch Mortgage since December 2011. Prior to joining Arch Re Europe, he served as Chief Financial Officer for the European operations of Quanta Capital Group and Managing Director of Quanta Europe Limited during 2003 to 2008. From 2001 to 2003, Mr. Nolan was General Manager and director of Chubb Financial Products (Ireland) Limited. Mr. Nolan has held other finance and operations positions with insurance companies and financial institutions and commenced his career as a Chartered Accountant. He is a Fellow of the Institute of Chartered Accountants in Ireland.
Mr. Papadopoulo, 54, has served as the Chief Executive Officer of Arch Reinsurance Group, an officer position of ACGL, since July 2014. He also serves as a member of the Company’s Executive Strategy Committee. Prior to July 2014, he served as President and Chief Executive Officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as Chief Underwriting Officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a Senior Property Underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including Executive Vice President and Chief Underwriting Officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a masters degree in statistics. He is also a Member of the International Actuarial Association and a Fellow at the French Actuarial Society.
Mr. Price, 44, joined Arch Insurance Group in 2009 to develop and manage executive assurance lines of business. In December, 2014, Mr. Price was appointed Chief Underwriting Officer of Arch Insurance Group. He has 22 years of experience in the insurance industry, serving in underwriting and management positions at Chubb, AIG, Reliance National, and immediately prior to joining Arch Insurance Group, as Vice President of the Financial Products Division of The Hartford. Mr. Price holds a B.A. in Economics from Boston College.
Mrs. Quinn, 53, has served as a director of Alwyn Insurance since July 2011. Since 2004, she has been a director of Quest, a company that specializes in providing management services to insurance company clients. In her role, she is responsible for the finance and accounting function, risk management and Solvency II implementation and sits on a number of insurance company boards and committees. Prior to setting up Quest, Mrs. Quinn worked for Touche Ross (now Deloitte LLP) in London from 1986 to 1990 and as an audit manager for a small firm of accountants from 1990 to 1995. She is a graduate of Southampton University and a qualified Chartered Accountant.
Mr. Rajeh, 46, has served as the Chairman and Chief Executive Officer of Arch Re (Bermuda) since the summer of 2014. He previously served as the President and Chief Executive Officer of Arch Re Europe since July 2012. Prior to that, he was the Chief Underwriting Officer of Arch Re (Bermuda) from November 2005. He joined Arch Re (Bermuda) in 2001 as an underwriter. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.
Mr. Rippert, 56, has served as Chief Executive Officer, Global Mortgage Group at ACGL since January 2014. Prior to that, he served as President and Chief Executive Officer of Arch Mortgage from December 2011 to March 2014. Prior to December 2011, he served as senior executive of mortgage insurance at Arch Re (Bermuda). He joined Arch Insurance Europe in September 2010 as a senior vice president. Prior to that time, he worked as a consultant to mortgage insurers and mortgage backed security investors. From 2001 through 2006, he held various positions at Radian Guaranty Inc., a subsidiary of Radian Group Inc. including senior vice president and managing director of the international mortgage insurance group. He has also worked in reinsurance as an actuary and underwriter. Mr. Rippert graduated from Drexel University with a B.S. in Physics and Mathematics and has an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Rippert is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Mr. Scace, 78, has served as a director of Arch Insurance Canada since July 2012. Mr. Scace joined the Canadian law firm, McCarthy Tétrault, in 1967, serving as a Partner from 1972 to 2003, as well as Managing Partner of the firm from 1988 to 1998 and Chairman from 1990 to 1992 and 1996 to 1998. Mr. Scace currently serves as a director of several other Canadian companies and charitable foundations. He holds a B.A. from the University of Toronto, an M.A. from Harvard University, a B.A. from Oxford University and a L.L.B. from Osgoode Hall Law School.
Mr. Scheuer, 53, has served as General Manager of Arch Re Accident & Health ApS (“Arch Re Denmark”) in Denmark since September 2010. Prior to that time, he served as Chief Executive Officer of Arch Re Europe in Dublin from June 2008 and as General Manager of Arch Re Denmark from May 2007 to June 2008. Before joining Arch Re Denmark, he served as General Manager of Danish Re from October 2000 to May 2007 and was responsible for accident & health business worldwide. Prior to that time, he held various positions at the International Division of ReliaStar Reinsurance Group (now part of RGA) from 1991, including Managing Director of the Danish Branch since 1997. Prior to 1991, Mr. Scheuer worked as an actuarial assistant at the largest Danish life and pension company, Statsanstalten for

Livsforsikring. Mr. Scheuer graduated from the University of Copenhagen in Denmark with a masters degree in Actuarial Science. He is also a Member of the International Actuarial Association and a Fellow at the Danish Actuarial Society.

Mr. Shulman, 43, joined Arch Insurance Europe in July 2016 as President and Chief Executive Officer. He has more than 20 years experience in the insurance industry and previously worked at Arch Insurance Group since June 2009. Most recently at Arch Insurance Group, Mr. Shulman was an Executive Vice President who managed the Executive Assurance and Professional Liability underwriting divisions. Prior to joining Arch Insurance Group and for the period from June 2000 to June 2009, he worked at The Hartford in various senior underwriting positions within their Financial Products Division. Mr. Shulman has a B.A. from Cornell University and a J.D. from Fordham University School of Law.
Mr. Singh, 55, joined Arch Insurance Europe in October 2005 as Actuary and Chief Risk Officer. He has more than 20 years of experience in the insurance industry. Prior to joining Arch Insurance Europe and for the period from April 2004 to September 2005, Mr. Singh was Director of Risk and Capital Planning with ACE European Group Ltd. Mr. Singh joined ACE European Group Ltd. in May 2001 as the Chief Actuary. From August 1998 to May 2001, Mr. Singh was head of customer risk management and GI Actuary for Lloyds TSB Bank. Mr. Singh is a Fellow of the Institute of Actuaries and holds a B.Sc. from Southampton University.
Mr. Soares, 37, joined Arch Re (Bermuda) in 2006 as a Casualty Underwriter and was promoted in July 2015 to Co-Head Customized Products. Prior to joining Arch Re (Bermuda), he was an Assurance Manager in the reinsurance department for Ernst & Young in Bermuda. He graduated in 2002 with a B.A. in Economics from Harvard University and is a Chartered Accountant in Bermuda. Mr. Soares is a Chartered Property Casualty Underwriter, an Associate in Reinsurance and a Chartered Financial Analyst.
Mr. Stirling, 54, has served as Chief Underwriting Officer of Arch Re (Bermuda) since joining the company in March 2014. Prior to that, he was a Vice President with the Berkshire Hathaway Reinsurance Division from 2002 to 2014 and from 1993 to 2000. He served as Senior Vice President with Ace Tempest Re from 2000 to 2002, Vice President with North American Re from 1990 to 1993 and has held various positions with Industrial Risk Insurers from 1984 to 1990. He has a B.A. in Mathematics and Economics from Denison University and is a Chartered Property Casualty Underwriter and Associate in Reinsurance.

Mr. Sturgess, 39, joined Arch Insurance Group in 2005 with responsibility for establishing management liability and professional liability product lines in Canada. Mr. Sturgess was appointed President and Chief Executive Officer of Arch Insurance Canada in July 2014. He has 16 years of experience in various roles in the financial services industry, including as a Senior Analyst with the Royal Bank of Canada’s Capital Markets division, and as an underwriter with Chubb Insurance Company of Canada. Mr. Sturgess has a Bachelor of Commerce from McGill University in Montreal, and holds the Chartered Insurance Professional designations.
Mr. Totten, 70, has served as a director of Arch Insurance Canada since October 2013. Mr. Totten began his insurance career in 1966 and has four decades of experience in senior management of intermediaries, primarily as Chief Executive Officer. He now consults with brokers, MGA’s and specialty markets on claims, marketing and distribution. He was founder of Totten Insurance Group in 2002, which is now part of Hub International, and past President of the Insurance Institute of Ontario. Mr. Totten is a Fellow at the Insurance Institute of Canada and a Canadian Chartered Insurance Broker.
Mr. Wolfe, 68, has served as Chairman of Arch Insurance Canada since February 2015. Prior to that time, he served as President and Chief Executive Officer of Arch Insurance Canada from February 2013 through July 2014. He has also served as a director of Arch Insurance Canada since July 2012. Mr. Wolfe has over 40 years of experience in the insurance industry, most recently as Senior Vice President, Casualty Operations at Berkley Canada from 2008 to 2010. From 2008 to 2010, he was Casualty Manager at Creechurch International Underwriters, and from 1975 to 2005, he served in several senior positions at General Reinsurance, Canada, including Senior Vice President, Treaty Operations. Mr. Wolfe also served as the Chief Agent of General Reinsurance Canada for 20 years. Mr. Wolfe has a B.A. from the University of Montreal.

Required Vote
The affirmative vote of a majority of the voting power of all of our common shares represented at the annual general meeting will be required for the election of Designated Company Directors.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

PROPOSAL 3—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board of Directors proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of ACGL for the year ending December 31, 2017. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2017. A representative of PricewaterhouseCoopers LLP will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.
Principal Auditor Fees and Services
The following table summarizes professional services rendered to the Company and its majority-owned subsidiaries by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2016 and 2015.

	2016	(1)	2015
Audit Fees (2)	$6,918,268		$5,705,303
Audit Related Fees (3)	212,708		240,150
Tax Fees (4)	656,571		657,323
All Other Fees (5)	37,933		24,178
	$7,825,480		$6,626,954
_________________________

(1)
The above table excludes fees related to audit work for Watford, which are subject to approval by Watford’s board of directors and its audit committee. We own common and preferred interests in Watford and have the right to designate two members of Watford’s six member board of directors. We consolidate Watford’s results under applicable accounting guidance. Please see note 4, “Variable Interest Entity and Noncontrolling Interests,” of the notes accompanying our consolidated financial statements included in our 2016 Annual Report, for additional information about our ownership interest in Watford.

(2)
“Audit Fees” consisted primarily of fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements. The audit fees for the year ended December 31, 2016 increased primarily due to fees billed in connection with the UGC acquisition.

(3)	“Audit Related Fees” consisted of the audit of the Company’s benefit plans and other audit related services, and, in 2016, also included fees in connection with the acquisition of UGC.

(4)	“Tax Fees” consisted primarily of fees for tax compliance, tax advice and tax planning.

(5)	“All Other Fees” consisted primarily of fees related to software licensing fees.
The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The audit committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Required Vote
The affirmative vote of a majority of the voting power of all of our common shares represented at the annual general meeting will be required for the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 4—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) allows our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
We have a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our named executive officers. This compensation philosophy, and the compensation programs approved by the compensation committee of our Board of Directors, is central to our ability to attract, retain and motivate individuals who can achieve superior results. Our approach has resulted in our ability to attract and retain the executive talent necessary to guide us during all phases of the underwriting cycle.
We are requesting shareholder approval of the compensation of our named executive officers pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the compensation tables and any related material disclosed in this proxy statement. This vote is not intended to address any one specific item of compensation, but instead the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
This vote is advisory and therefore not binding on the Company, the compensation committee of the Board of Directors or the Board. The Board and the compensation committee value the views of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 5—ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON
EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Act also allows our shareholders to vote, on an advisory (non-binding) basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every year, every other year or every third year.
After careful consideration of the alternatives, the Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders at this time. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.
Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL GENERAL MEETING
All proposals of security holders intended to be presented at the 2018 annual general meeting of shareholders must be received by the Company not later than November 24, 2017 for inclusion in our proxy statement and form of proxy relating to the 2018 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to the Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before the deadline for advance notice set forth in our bye-laws as described below. Notices of intention to present proposals at next year’s annual general meeting should be addressed to the Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
Our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the Secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days’ notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth the following information with respect to each proposal or nomination and the shareholder making such proposal or nomination: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each such nominee to serve as a director of ACGL if so elected.
A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.
Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016. Please direct such requests to Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.

Arch

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E23667-P85737

TO VOTE FOR ON ALL PROPOSALS OR AGAINST ON ALL PROPOSALS OR TO ABSTAIN ON ALL PROPOSALS, MARK THE APPROPRIATE BOX. (NO OTHER VOTE IS NECESSARY, NOR WILL IT BE RECOGNIZED.)

For All	Against All	Abstain All
☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

1. To elect the nominees listed as Class I Directors of the Company for a term of three years.

		For	Against	Abstain
1a.	Kewsong Lee	☐	☐	☐
1b.	Louis J. Paglia	☐	☐	☐
1c.	Brian S. Posner	☐	☐	☐
1d.	John D. Vollaro	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

2. To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

		For	Against	Abstain
2a.	Robert Appleby	☐	☐	☐
2b.	Anthony Asquith	☐	☐	☐
2c.	Dennis R. Brand	☐	☐	☐
2d.	Ian Britchfield	☐	☐	☐
2e.	Pierre-Andre Camps	☐	☐	☐
2f.	Paul Cole	☐	☐	☐
2g.	Graham B.R. Collis	☐	☐	☐
2h.	Michael Constantinides	☐	☐	☐
2i.	Stephen J. Curley	☐	☐	☐
2j.	Nick Denniston	☐	☐	☐
2k.	Seamus Fearon	☐	☐	☐
2l.	Michael Feetham	☐	☐	☐
2m.	Beau H. Franklin	☐	☐	☐
2n.	Giuliano Giovannetti	☐	☐	☐
2o.	Michael Hammer	☐	☐	☐
2p.	W. Preston Hutchings	☐	☐	☐
2q.	Constantine Iordanou	☐	☐	☐
2r.	Michael H. Kier	☐	☐	☐
2s.	Jason Kittinger	☐	☐	☐
2t.	Gerald König	☐	☐	☐
2u.	Mark D. Lyons	☐	☐	☐
2v.	Patrick Mailloux	☐	☐	☐
2w.	Paul Martin	☐	☐	☐
2x.	Robert McDowell	☐	☐	☐
2y.	David H. McElroy	☐	☐	☐
2z.	François Morin	☐	☐	☐
2aa.	David J. Mulholland	☐	☐	☐
2ab.	Mark Nolan	☐	☐	☐
2ac.	Nicolas Papadopoulo	☐	☐	☐
2ad.	Michael Price	☐	☐	☐
2ae.	Elisabeth Quinn	☐	☐	☐
2af.	Maamoun Rajeh	☐	☐	☐
2ag.	Andrew T. Rippert	☐	☐	☐
2ah.	Arthur Scace	☐	☐	☐
2ai.	Søren Scheuer	☐	☐	☐
2aj.	Matthew Shulman	☐	☐	☐
2ak.	Budhi Singh	☐	☐	☐
2al.	William A. Soares	☐	☐	☐
2am.	Scott Stirling	☐	☐	☐
2an.	Hugh Sturgess	☐	☐	☐
2ao.	Ross Totten	☐	☐	☐
2ap.	Gerald Wolfe	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
4.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote for annual advisory votes:

		1 Year	2 Years	3 Years	Abstain
5.	Advisory vote on the frequency of holding future advisory votes on executive officer compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)[PLEASE SIGN WITHIN BOX] Date

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

May 4, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

Please mark, sign and date this proxy card on the reverse side and return promptly in the enclosed envelope.

E23668-P85737

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 4, 2017

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company").
The undersigned hereby appoints Constantine Iordanou and Susie Tindall as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 8, 2017, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on May 4, 2017, and any adjournment thereof, upon all matters that may properly come before the annual general meeting. **All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual general meeting.**

The undersigned hereby acknowledges receipt of the proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and hereby revokes all previously granted proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

Continued and to be signed on reverse side